Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

Penn National Gaming, Inc.,

Barstool Sports, Inc.,

TCG XII, LLC,

TCG Digital Sports, LLC and

THE INDIVIDUALS SET FORTH ON SCHEDULE A

Dated as of January 28, 2020

TABLE OF CONTENTS

Page

1.	Purchase and Sale of Common Stock		2

	1.1	Conversion of Company Preferred Stock; Sale of Company Common Stock	2
	1.2	Closing; Delivery	3
	1.3	Defined Terms Used in this Agreement	4

2.	Representations and Warranties of the Company		10

	2.1	Organization, Good Standing, Corporate Power and Qualification	11
	2.2	Capitalization	11
	2.3	Subsidiaries	13
	2.4	Authorization	14
	2.5	Governmental Consents and Filings	15
	2.6	Litigation	15
	2.7	Intellectual Property	15
	2.8	Noncontravention	19
	2.9	Compliance with Law; Gaming Approvals	19
	2.10	Agreements; Actions	20
	2.11	Certain Transactions	21
	2.12	Rights of Registration and Voting Rights	22
	2.13	Property	22
	2.14	Financial Statements	22
	2.15	Changes	23
	2.16	Employee Matters	24
	2.17	Taxes	27
	2.18	Insurance	28
	2.19	Employee Agreements	28
	2.20	Corporate Documents	28
	2.21	Disclosure	28
	2.22	Data Privacy	29
	2.23	Brokers	29
	2.24	No Other Representations	29

3.	Representations and Warranties of the Sellers		29

	3.1	Authorization	29
	3.2	Ownership of the Purchased Shares	29
	3.3	Compliance with Other Instruments	30
	3.4	No Litigation	30
	3.5	No Consent Required; Gaming Approvals	30
	3.6	Business Experience	30
	3.7	Access to Information	30
	3.8	No Continuing Rights	31
	3.9	Adequacy of Payment	31

- i -

	3.10	Investment Representations	31
	3.11	Independent Advice	32
	3.12	Brokers	32
	3.13	No Other Representations	32

4.	Representations and Warranties of PNG		33

	4.1	Organization, Good Standing, Corporate Power and Qualification	33
	4.2	Authorization	33
	4.3	Valid Issuance of Rollover Preferred Stock	33
	4.4	Governmental Consents and Filings	33
	4.5	Noncontravention	34
	4.6	No Litigation	34
	4.7	Changes	34
	4.8	Disclosure	34
	4.9	Disclosure of Information	34
	4.10	Continuing Rights	35
	4.11	Investment Representations	35
	4.12	Financial Capability	36
	4.13	Brokers	36
	4.14	No Other Representations	36
	4.15	Non-Reliance	36

5.	Covenants		36

	5.1	Conduct of Business	36
	5.2	Reasonable Best Efforts	40
	5.3	Access; Confidentiality	42
	5.4	No Solicitation	43
	5.5	Public Announcements	44
	5.6	R&W Policy	44
	5.7	Financing Matters.	44
	5.8	Lock-Up Period	45
	5.9	Restrictive Legends	45
	5.10	Additional Employment Agreements; Employee Handbook	46
	5.11	Incentive Plans	46

6.	General Conditions to Closing		47

	6.1	No Injunction or Prohibition	47
	6.2	HSR Approval	47

7.	Conditions to PNG’s Obligations at Closing		47

	7.1	Representations and Warranties	47
	7.2	Performance	47
	7.3	Compliance Certificates	47
	7.4	Transaction Agreements	47
	7.5	Conversion	47

- ii -

	7.6	Amended and Restated Charter	48
	7.7	Amended and Restated Bylaws	48
	7.8	Secretary’s Certificate	48
	7.9	Funds Flow Memorandum	48

8.	Conditions of the Company’s Obligations at Closing		48

	8.1	Representations and Warranties	48
	8.2	Performance	48
	8.3	Compliance Certificates	48
	8.4	Transaction Agreements	48

9.	Conditions of Sellers’ Obligations at Closing		48

	9.1	Representations and Warranties	48
	9.2	Performance	49
	9.3	Compliance Certificates	49
	9.4	Transaction Agreements	49

10.	Frustration of Closing Conditions		49

11.	Termination		49

	11.1	Termination	49
	11.2	Effect of Termination	50

12.	Miscellaneous		51

	12.1	Survival	51
	12.2	Successors and Assigns	51
	12.3	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL	51
	12.4	Counterparts	52
	12.5	Interpretation	53
	12.6	Notices	54
	12.7	Fees and Expenses	55
	12.8	Attorneys’ Fees	55
	12.9	Amendments and Waivers	55
	12.10	Severability	55
	12.11	Delays or Omissions	55
	12.12	Entire Agreement	56
	12.13	Specific Performance	56

- iii -

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of January 28, 2020 by and among Penn National Gaming, Inc., a Pennsylvania corporation (“PNG”), Barstool Sports, Inc., a Delaware corporation (the “Company”), TCG XII, LLC, a Delaware limited liability company (“TCG XII”), TCG Digital Sports, LLC a Delaware limited liability company (“TCG Digital” and, together with TCG XII, the “TCG Parties”), and the individuals set forth on Schedule A (the “Key Persons” and together with the TCG Parties, the “Sellers”).

A.            In connection with and immediately prior to the consummation of the transactions contemplated by this Agreement, the TCG Parties desire to contribute 104,258 shares of Series A Preferred Stock, par value $0.0001 per share, of the Company and 37,411 shares of Series B Preferred Stock, par value $0.0001 per share, of the Company, as a capital contribution to the Company (the “Pre-Closing Contribution”), pursuant to that certain Contribution Agreement, dated on or about the date hereof, by and among the Company and the TCG Parties.

B.            In connection with and immediately following the Pre-Closing Contribution, and immediately prior to the consummation of the transactions contemplated by this Agreement, the Company desires to issue to Daniel Katz 141,669 shares (the “Katz Compensation Shares”) of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”), pursuant to that certain Common Stock Grant Agreement, dated on or about the date hereof, by and between the Company and Daniel Katz (the “Katz Grant Agreement”).

C.            The Sellers desire to sell an aggregate of 3,188,096 shares of Company Common Stock in the respective amounts set forth on Schedule A to PNG or a Subsidiary of PNG designated by PNG and PNG desires to purchase or cause such designated Subsidiary to purchase such shares from the Sellers, for (a), in the case of the TCG Parties, Erika Nardini and, solely in respect of the Katz Compensation Shares, Daniel Katz, consideration of $49.4110 per share in cash and (b) in the case of the Key Persons (other than Erika Nardini and, solely in respect of the Katz Compensation Shares, Daniel Katz), for per share consideration consisting of (i) $22.2349 in cash and (ii) a number of shares of Series D Preferred Stock, par value $0.01 per share, of PNG, having the rights, preferences, and limitations set forth in Exhibit A (the “Rollover Preferred Stock” and such sale and purchase, collectively, the “Purchase”), equal to the Preferred Share Consideration Amount, in the case of clauses (a) and (b), on the terms (including, for the avoidance of doubt, subject to any adjustment to the Cash Consideration and Stock Consideration contemplated herein) and subject to the conditions set forth in this Agreement.

D.            Prior to the Closing (as defined below), the Sellers shall convert all shares of preferred stock, par value $0.0001 per share, of the Company (“Company Preferred Stock”) then-held by such Sellers into shares of Company Common Stock pursuant to Article Fourth, Section B.4.1.1 of the Charter (as defined below).

The parties hereby agree as follows:

1.            Purchase and Sale of Common Stock.

1.1          Conversion of Company Preferred Stock; Sale of Company Common Stock.

(a)            The Exchange; Issuance of Exchanged Shares. Pursuant to the terms and conditions of this Agreement, immediately prior to the Closing after confirmation that all conditions to the Closing other than those contained in Sections 7.5 and 7.6 of this Agreement have been satisfied, the TCG Parties shall convert all shares of Company Preferred Stock then-held by such TCG Parties into shares of Company Common Stock pursuant to Article Fourth, Section B.4.1.1 of the Charter, and Erika Nardini shall exercise a sufficient number of options to hold of record at least the number of shares of Company Common Stock as of immediately prior to the Closing as set forth across from her name on Schedule A.

(b)            Subject to the terms and conditions of this Agreement, PNG agrees to purchase at the Closing and the Sellers agree to sell to PNG at the Closing 3,188,096 shares of Company Common Stock (the “Purchased Shares”) in the respective amounts set forth across from such Seller’s name on Schedule A, at a purchase price of (i) in the case of the TCG Parties, Erika Nardini and, solely in respect of the Katz Compensation Shares, Daniel Katz, consideration of $49.4110 per Purchased Share in cash and (ii) in the case of the Key Persons (other than Erika Nardini and, solely in respect of the Katz Compensation Shares, Daniel Katz), consideration per Purchased Share consisting of $22.2349 in cash and a number of shares of Rollover Preferred Stock equal to the Preferred Share Consideration Amount, subject, in the case of clause (ii) only, to any adjustments to such allocation between cash and shares of Rollover Preferred Stock in respect of (A) cash in lieu of fractional shares of Rollover Preferred Stock as set forth below and (B) the parties’ agreement that the Purchase Consideration payable to such Sellers (excluding their pro rata portion of any unpaid Seller Transaction Expenses paid by PNG pursuant to Section 1.2(b)(i) below) shall be allocated 45% to cash and 55% to shares of Rollover Preferred Stock (or as close to such allocation as is reasonably practicable). Notwithstanding any other provision of this Agreement, no fractional shares of Rollover Preferred Stock shall be issued upon the surrender for exchange of Company Common Stock and any Key Persons who would otherwise have been entitled to receive a fraction of a share of Rollover Preferred Stock (after aggregating all shares of Company Common Stock delivered by such Key Persons hereunder) shall receive, in lieu thereof, cash, without interest, in an amount equal (rounded to the nearest whole cent) to such fraction of a share of Rollover Preferred Stock multiplied by the product of (x) 1,000 and (y) the PNG Stock Price. The aggregate cash consideration for the Purchased Shares (including cash in lieu of fractional shares of Rollover Preferred Stock and the amount of unpaid Seller Transaction Expenses paid by PNG pursuant to Section 1.2(b)(i), the “Cash Consideration”) and consideration consisting of Rollover Preferred Stock (the “Stock Consideration” and, together with the Cash Consideration, the “Purchase Consideration”) is set forth on Schedule A. The parties agree that $5,000,000 of the Purchase Consideration paid to the Sellers pursuant to this Agreement shall be treated as having been paid by PNG to the Company pursuant to Section 5 of the Commercial Relationship Agreement and distributed by the Company to the Sellers pro rata in accordance with their respective Pro Rata Percentages (as the defined below), in a transaction that, for U.S. federal (and applicable state and local) income tax purposes, is treated as a redemption by the Company of shares of Company Common Stock from the Sellers and, together with the purchase and sale of the Purchased Shares, is treated as a single integrated transaction. The parties shall not take any position that is inconsistent with the foregoing treatment for tax purposes, unless otherwise required pursuant to a final determination with the meaning of Section 1313(a) of the Code. For the avoidance of doubt, there shall not be any adjustment to the Purchase Consideration in respect of any Company Transaction Expenses, which shall be the sole responsibility of the Company, or the TCG Transaction Expenses, which shall be the sole responsibility of TCG.

1.2          Closing; Delivery.

(a)            The purchase and sale of the Purchased Shares (the “Closing”) shall take place remotely via the exchange of documents and signatures at 10:00 a.m., New York City local time, on the date which is three (3) business days after the satisfaction or waiver (subject to applicable Law) of all of the conditions set forth in Sections 6, 7, 8 and 9 (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to as the “Closing Date.”

(b)            At the Closing, (i) PNG shall pay from the Purchase Consideration otherwise owed to the Sellers any Seller Transaction Expenses that remain unpaid as of the Closing, (ii) PNG shall pay each Seller the Cash Consideration, by wire transfer to the applicable bank accounts designated by such Seller, and, as applicable, deliver to such Seller a certificate or evidence of book-entry notations from PNG’s transfer agent representing the Stock Consideration therefor, as adjusted (A) in the case of the Sellers that are only receiving Cash Consideration, by a deduction for their pro rata portion of any unpaid Seller Transaction Expenses paid by PNG pursuant to the preceding clause (i) and (B) in the case of the Sellers that are receiving both Cash Consideration and Stock Consideration, in respect of (1) a deduction for their pro rata portion of any unpaid Seller Transaction Expenses paid by PNG pursuant to the preceding clause (i), (2) cash in lieu of fractional shares of Rollover Preferred Stock and, (3) the parties’ agreement that the Purchase Consideration payable to such Sellers (excluding their respective pro rata portions of any unpaid Seller Transaction Expenses paid by PNG pursuant to the preceding clause (i)) shall be allocated 45% to cash and 55% to shares of Rollover Preferred Stock (or as close to such allocation as is reasonably practicable), and (iii) the Company shall issue to PNG an electronic certificate representing the Purchased Shares. For the avoidance of doubt, the adjustment contemplated by the preceding clauses (ii)(A) and (ii)(B)(1) shall be based on the respective percentages set forth opposite the Sellers’ names in the column titled “Pro Rata Percentage” on Schedule A (the “Pro Rata Percentages”).

(c)            At the Closing, the Company shall deliver to PNG a properly executed affidavit reasonably satisfactory to PNG and that complies with Section 1445 of the Code and the Treasury Regulations issued thereunder that states that shares in the Company do not constitute “United States real property interests” within the meaning of Code Section 897(c).

(d)            PNG shall be entitled to deduct and withhold from the Purchase Consideration, and any amounts otherwise payable (or deliverable) pursuant to this Agreement such amounts as PNG is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment (or the delivery of such consideration); provided that, solely in respect of the Purchase Consideration due in respect of the Katz Compensation Shares, Daniel Katz hereby directs PNG, and PNG shall, transfer to the Company $3,684,542.04 from such Purchase Consideration in order to enable the Company to deduct and withhold such amount as the Company is required to deduct and withhold under the Code or any Tax law in connection with the grant of the Katz Compensation Shares pursuant to the Katz Grant Agreement. Except in connection with any deduction or withholding related to compensatory amounts or a failure to provide the affidavit described in Section 1.2(c), (i) PNG shall provide the relevant Seller(s) with notice of any amounts PNG determines, acting in good faith, are required to be deducted or withheld from amounts otherwise payable to such Seller prior to making such withholding and (ii) PNG shall provide a reasonable opportunity for such relevant Seller(s) to provide such forms or other evidence that would exempt such amounts from withholding tax. To the extent that amounts are so withheld or deducted and paid over to the applicable tax authority, such withheld and deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.3          Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)            “Action” means any (i) action, suit, claim (including any counterclaim), litigation, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, charge, complaint, arbitration or mediation, or (ii) any audit, inquiry, examination or investigation, in each case, commenced, brought, conducted or heard by or before, any court or other Governmental Entity or any arbitrator or arbitration panel or mediator or mediation panel.

(b)            “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any investment fund or vehicle now or hereafter existing that is controlled by one or more general partners or managing members of, or shares substantially the same management company with, such Person; provided, that the Company shall not be deemed an Affiliate of the TCG Parties or PNG for the purposes of this Agreement.

(c)            “Amended and Restated Bylaws” means the Amended and Restated Bylaws of the Company, dated as of the Closing Date, in the form of Exhibit C attached to this Agreement.

(d)            “Amended and Restated Charter” means the Third Amended and Restated Certificate of Incorporation of the Company, dated on or about the Closing Date, in the form of Exhibit B attached to this Agreement.

(e)            “Bylaws” means the Bylaws of the Company, dated as of November 6, 2017.

(f)            “business day” means any day, other than a Saturday, Sunday, or a day on which banking institutions are authorized or obligated by Law to be closed in New York, New York.

(g)            “Charter” means the Second Amended and Restated Certificate of Incorporation of the Company, dated as of November 6, 2017.

(h)            “Code” means the Internal Revenue Code of 1986, as amended.

(i)            “Commercial Relationship Agreement” means the Commercial Relationship Agreement between the Company and PNG, dated as of the Closing Date, in the form of Exhibit D attached to this Agreement.

(j)            “Company Intellectual Property” means all Intellectual Property and Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries (whether exclusively, jointly or otherwise), including Company Registered IP.

(k)            “Company Transaction Expenses” means, without duplication and excluding any Seller Transaction Expenses and TCG Transaction Expenses, (i) the fees, costs and expenses, to the extent reasonable and supported with invoices, owed by the Company to its investment bankers, attorneys, accountants, advisors, brokers and other professionals payable in connection with or relating to the negotiation of this Agreement or the consummation of the transactions contemplated hereby (excluding the investment banker set forth on Subsection 2.23 of the Company Disclosure Schedule whose fees and expenses shall be deemed to be Seller Transaction Expenses), (ii) the Nardini Transaction Expenses, and (iii) the Portnoy Transaction Expenses, in each case, as set forth in the Funds Flow Memorandum.

(l)            “Confidentiality Agreement” means the Confidentiality Agreement, dated as of August 21, 2019, by and between the Company and PNG.

(m)            “Employee Benefit Plan” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or reasonably could be expected to have any liability (including indirect or successor liability) on account of any other trade or business, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (an “ERISA Affiliate”).

(n)            “Existing Credit Agreement” means the Loan and Security Agreement, dated as of May 2, 2017, by and between Pacific Western Bank and the Company, as amended by that that certain (i) Consent and First Amendment to Loan and Security Agreement, dated as of October 27, 2017, (ii) Second Amendment to Loan and Security Agreement, dated as of November 17. 2017, (iii) Third Amendment to Loan and Security Agreement, dated as of December 20, 2017, (iv) Fourth Amendment to Loan and Security Agreement, dated as of February 5, 2018, (v) Fifth Amendment to Loan and Security Agreement, dated as of May 10, 2018, (vi) Sixth Amendment to Loan and Security Agreement, dated as of September 27, 2018 and (vii) Seventh Amendment to Loan and Security Agreement, dated as of July 22, 2019.

(o)            “Founders” means David Portnoy, Kevin Clancy and Keith Markovich.

(p)            “Fraud” means actual and intentional fraud with respect to Articles II, III and IV hereof that involves a knowing and intentional misrepresentation therein with the intent that the other party rely thereon to their detriment, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories.

(q)            “GAAP” means generally accepted accounting principles in the United States.

(r)            “Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority or under Gaming Laws necessary for or relating to conduct of gaming and related activities or the ownership or the operation, management and development of any gaming operations.

(s)            “Gaming Authority” means any Governmental Entity with regulatory control and authority or jurisdiction over the conduct of gaming, pari-mutuel wagering and related activities or the ownership, operation, management or development of any gaming operations.

(t)            “Gaming Law” means any foreign, federal, tribal, state, county or local statute, law, ordinance, rule, regulation, permit, consent, approval, finding of suitability, license, judgment, order, decree, injunction or other authorization governing or relating to the conduct of gaming, pari-mutuel wagering and related activities or the ownership, operation, management or development of any gaming operations, including the rules, regulations, and orders of the Gaming Authorities.

(u)            “Governmental Entity” means (i) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (ii) any public international governmental organization or (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition (including patent and trademark offices and self-regulatory organizations).

(v)            “Intellectual Property” means any or all of the following: (i) inventions (whether patentable or not), invention disclosures, industrial designs, improvements, Trade Secrets, proprietary information, know-how, technology, techniques, processes, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) business and technical information, nonpublic information, confidential information; (iii) works of authorship (including computer programs, in any form, including source code, object code, or executable code, and whether embodied in software, firmware or otherwise), architecture, artwork, logo images, documentation, files, records, databases and data collections, schematics, diagrams, application programming interfaces, user interfaces, algorithms, websites, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; (iv)  devices, prototypes, schematics, bread boards, mask works, test methodologies and hardware development tools and (v) any similar or equivalent property or embodiments of Intellectual Property Rights.

(w)           “Intellectual Property Rights” means any and all rights arising from or associated with any of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction: (i) logos, trade names, trademarks and service marks (registered and unregistered), trade dress, slogans and similar rights, and all registrations thereof and all applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) domain names, uniform resource locators, World Wide Web addresses and any other Internet addresses or identifiers; (iii) patents, utility models and any similar or equivalent rights with respect to the protection of inventions (including utility and design patents, industrial design rights, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations, extensions, invention disclosures, records of intention, certificates of invention and priority rights), and all applications for any of the foregoing (collectively, “Patents”); (iv) copyrights and mask works (registered and unregistered), works of authorship and all other rights corresponding thereto, including moral and economic rights of authors and inventors (collectively, “Copyrights”); (v) know-how, trade secrets, inventions, methods, processes, customer lists, technical data, specifications, discoveries, techniques, methodologies, formulae, algorithms, research and development information, technology, product roadmaps and any other information of any kind or nature, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure (“Trade Secrets”); and (vi) publicity rights, database rights and any other proprietary, intellectual or industrial property rights of any kind or nature.

(x)            “Investor Rights Agreement” means the Amended and Restated Investors’ Rights Agreement, dated as of November 7, 2017, by and among the Company and the other parties thereto, as amended.

(y)            “Key Employee” means those individuals listed in Subsection 1.3(y) of the Company Disclosure Schedule.

(z)            “Key Employee Agreements” means the employment agreements with each of David Portnoy, Daniel Katz and Erika Nardini in the forms attached to Subsection 1.3(z) of the Company Disclosure Schedule.

(aa)          “Knowledge” including the phrase “to the Company’s Knowledge” shall mean the actual knowledge, after reasonable investigation, of David Portnoy, Erika Nardini, Daniel Katz, Wajeeha Ahmed and David VanEgmond.

(bb)          “Law” means any supranational, federal, foreign, national, state, provincial or local statute, law (including common law), constitution, resolution, code, edict, decree, directive, ruling, ordinance, rule or regulation issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(cc)          “Losses” means any and all damages, fines, fees, penalties, deficiencies, debts, liabilities and obligations (whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable), Taxes, claims, losses, demands, awards, judgments, assessments, settlements, actions, obligations and costs and expenses (including interest, court costs and reasonable fees and costs of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

(dd)          “Management Rights Letters” means the Management Rights Letter, dated as of November 7, 2017, by and between the Company and TCG XII and the Management Rights Letter, dated as of December 31, 2015, by and between the Company and TCG Digital Sports, LLC.

(ee)          “Material Adverse Effect” means, with respect to any Person, any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has a material adverse effect on (i) the business, assets (including intangible assets), liabilities, condition (financial or otherwise), property or results of operations of such Person or (ii) such Person’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that any adverse fact, circumstance, effect, change, event or development to the extent arising from or relating to the following shall not be deemed, either alone or in combination, to constitute a Material Adverse Effect: (1) general business or economic conditions, including such conditions related to the general industry of such Person, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets, (4) changes in GAAP after the date hereof and (5) the taking of any action expressly required by the Transaction Agreements.

(ff)          “Material Mark” means any Mark owned by the Company or any of its Subsidiaries that are used in and material to the business of the Company or its Subsidiaries.

(gg)          “Nardini Transaction Expenses” means the fees, costs and expenses, to the extent reasonable and supported with invoices, owed by Erika Nardini to her attorneys payable in connection with or relating to the negotiation of this Agreement or the consummation of the transactions contemplated hereby.

(hh)          “Open Source Materials” means any Software that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (such as the Creative Commons licenses, GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License and any license identified as an open source license by the Open Source Initiative (www.opensource.org)).

(ii)           “party” means a party to this Agreement, unless the context otherwise requires.

(jj)           “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(kk)          “PNG Stock Price” means the closing sales price of one (1) share of common stock, par value $0.01 per share, of PNG as reported on Nasdaq on January 28, 2020 (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

(ll)           “Portnoy Transaction Expenses” means the fees, costs and expenses, to the extent reasonable and supported with invoices, owed by David Portnoy to his attorneys payable in connection with or relating to the negotiation of this Agreement or the consummation of the transactions contemplated hereby.

(mm)        “Preferred Share Consideration Amount” means the quotient obtained by dividing (a) the product of (i) 55% and (ii) $49.4110 by (b) the product of (i) $1,000 and (ii) the PNG Stock Price.

(nn)          “Right of First Refusal and Co-Sale Agreement” means the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of November 7, 2017, by and among the Company and the other parties thereto, as amended.

(oo)          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(pp)          “Seller Transaction Expenses” means, without duplication and excluding any Company Transaction Expenses (including, for the avoidance of doubt, the Nardini Transaction Expenses and Portnoy Transaction Expenses) and TCG Transaction Expenses, the fees, costs and expenses owed by the Sellers to their respective investment bankers, attorneys, accountants, advisors, brokers and other professionals payable in connection with or relating to the negotiation of this Agreement or the consummation of the transactions contemplated hereby (including the investment banker set forth on Subsection 2.23 of the Company Disclosure Schedule, notwithstanding that such investment banker was formally engaged by the Company), in each case, as set forth in the Funds Flow Memorandum.

(qq)          “Software” means in object and source code form (as applicable) any and all computer programs, software, firmware, middleware, applications, APIs, web widgets, scripts and code, and any associated documentation for any the foregoing.

(rr)          “Stockholders Agreement” means the Stockholders Agreement among the Company, the Sellers and PNG, dated as of the Closing Date, in the form of Exhibit E attached to this Agreement.

(ss)          “Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the voting power of the outstanding voting equity securities or fifty percent (50%) or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

(tt)            “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information, including any attachment thereto and any amendments thereof, filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection, or payment of any Tax.

(uu)          “Taxes” means any and all foreign, United States federal, state,or local taxes, levies, fees, imposts, duties, and similar governmental changes (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including those imposed on or measured by, or computed with respect to, income, franchise, profits or gross receipts, alternative or add-on minimum, margin, ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, escheat or unclaimed property taxes (or similar), environmental, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), insurance, disability, workers compensation, unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains, registration, net worth, and customs duties.

(vv)          “TCG Transaction Expenses” means the fees, costs and expenses owed by TCG to its attorneys payable in connection with or relating to the negotiation of this Agreement or the consummation of the transactions contemplated hereby.

(ww)        “Transaction Agreements” means this Agreement, the Commercial Relationship Agreement, the Stockholders Agreement and the Key Employee Agreements.

(xx)          “Transaction Expenses” means, the Company Transaction Expenses (including, for the avoidance of doubt, the Nardini Transaction Expenses and Portnoy Transaction Expenses), the Seller Transaction Expenses and the TCG Transaction Expenses.

(yy)          “Treasury Regulations” means final and temporary income tax regulations proposed by the U.S. Department of Treasury existing as of the Effective Date.

(zz)          “U.S.” and “United States” means the United States of America.

(aaa)        “Voting Agreement” means the Amended and Restated Voting Agreement, dated as of November 7, 2017, by and among the Company and the other parties thereto, as amended.

2.            Representations and Warranties of the Company. Except as disclosed in the applicable section of the disclosure schedule delivered by the Company to PNG immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Section 2 for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to PNG as set forth below.

2.1           Organization, Good Standing, Corporate Power and Qualification.

(a)            The Company is a Delaware corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as conducted as of the date hereof and as proposed to be conducted after the Closing. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            True and complete copies of the Charter and Bylaws and any amendments thereto, in each case as in effect on the date hereof, have been made available to PNG. The Company is not in violation of any provision of the Charter or the Bylaws unless, in the case of a violation of the Bylaws, such violation would not be material to the Company and its Subsidiaries, taken as a whole, or the transactions contemplated by the Transaction Agreements.

2.2           Capitalization. As of the date hereof, the authorized and issued capital of the Company consists of:

(a)            15,000,000 shares of Company Common Stock, 3,222,818 shares of which are issued and outstanding. All of the outstanding shares of Company Common Stock have been duly authorized, are fully paid and nonassessable and have been issued in compliance with all applicable federal and state securities Laws and there is no Company Common Stock in the Company’s treasury.

(b)            5,511,443 shares of Company Preferred Stock, of which 4,056,000 shares have been designated Series A Preferred Stock, all of which are issued and outstanding, 763,919 shares have been designated Series B Preferred Stock, all of which are issued and outstanding, and 691,524 shares have been designated Series B-1 Preferred Stock, all of which are issued and outstanding. The rights, privileges and preferences of the Company Preferred Stock of the Company are as stated in the Charter and as provided by the Delaware General Corporation Law, all of the outstanding shares of Company Preferred Stock have been duly authorized, are fully paid and nonassessable and have been issued in compliance with all applicable federal and state securities Laws and there is no Company Preferred Stock in the Company’s treasury.

(c)            As of the date hereof, the number of shares of Company Common Stock reserved for issuance to officers, directors, employees and consultants of the Company pursuant to its 2015 Stock Incentive Plan duly adopted by the Board of Directors of the Company (the “Board”) and approved by the Company stockholders (the “Stock Plan”) is an aggregate of 1,261,899 shares of Company Common Stock. Under the Stock Plan (i) options to purchase 365,993 shares have been granted and as of the date hereof are currently outstanding, (ii) 581,485 shares have been issued pursuant to the exercise of outstanding options as of the date hereof and (iii) 314,421 shares of Company Common Stock remain available for future issuance to officers, directors, employees and consultants of the Company. The Company has made available to PNG complete and accurate copies of the Stock Plan and forms of agreements used thereunder. Except as set forth in Subsection 2.2(c) of the Company Disclosure Schedule, as of the date hereof, the Company has not granted or committed to grant any options or equity awards under the Stock Plan or otherwise, and the Company is not required to grant any options, equity awards, equity incentives or similar equity interest in the Company to any Person.

(d)            Subsection 2.2(d) of the Company Disclosure Schedule sets forth the capitalization of the Company immediately following the Closing and after giving effect to the transactions contemplated by Section 1.1(a) and the Company’s adoption of the Amended and Restated Charter, including the number of shares of the following: (i) issued and outstanding Company Common Stock, including, with respect to restricted Company Common Stock, vesting schedule and repurchase price; (ii) outstanding stock options to purchase Company Common Stock, including, with respect to each such stock option (A) the number of shares of Company Common Stock covered by such stock option, (B) the vesting schedule and per share exercise price, (C) the term, and (D) any provisions regarding accelerated vesting; (iii) shares of Company Common Stock reserved for future award grants under the Stock Plan; and (iv) warrants or stock purchase rights, if any. Except for (i) the rights provided in the Transaction Agreements and (ii) the securities and rights described in Subsection 2.2(d) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Company Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable for shares of Company Common Stock or Company Preferred Stock.

(e)            None of the Company’s stock purchase agreements, stock plan or stock option or other equity related documents, agreements or understandings contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including in the case where the Company’s Stock Plan is not assumed in an acquisition, merger, consolidation, sale of stock or assets, change in control or any other transaction by the Company, or in the case of a termination of employment or consulting services (whether actual or constructive). Except as described herein, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.

(f)             Section 409A and Related. To the Company’s Knowledge, all stock options and other equity-based awards issued or granted by the Company to a person in connection with such person’s services to the Company have been granted with exercise prices that equal or exceed the fair market value of the underlying shares of Company Common Stock subject to such options or other equity-based awards on the date of grant or issuance and, to the Company’s Knowledge, no stock options, stock appreciation rights or other equity-based awards issued or granted by the Company are subject to the penalties of Section 409A(a)(1) of the Code. Any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(g)            To the Company’s Knowledge, all elections and notices permitted by Section 83(b) of the Code and any analogous provisions of applicable state Tax Laws have been timely filed by all employees who have purchased shares of Company Common Stock under agreements that provide for the vesting of such shares.

(h)            The Company has obtained valid waivers of any rights by other parties to the conversion and issuance of shares contemplated by Section 1.1(a) and the purchase of the Purchased Shares covered by this Agreement.

(i)             The rights, preferences, privileges and restrictions of the Purchased Shares will be as of the Closing as stated in the Amended and Restated Charter. The Purchased Shares are (or, in the case of Purchased Shares to be issued in accordance with this Agreement, will be) validly issued, fully paid and nonassessable. The sale of the Purchased Shares will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

(j)             Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(k)            There are no voting trusts or other agreements, commitments or understandings to which the Company or any of its Subsidiaries (or to the Company’s Knowledge, a stockholder of the Company) is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries.

2.3           Subsidiaries.

(a)            Section 2.3(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of (i) the name and the jurisdiction of organization of each of the Company’s Subsidiaries, (ii) the authorized and outstanding equity interests of each of the Company’s Subsidiaries and (iii) the record owners of such outstanding equity interests. Except as set forth in Section 2.3(a) of the Company Disclosure Schedule, all of the outstanding equity interests of each Subsidiary of the Company are owned of record and beneficially by the Company (or a Subsidiary thereof) as of the date of this Agreement and are owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, charges, contractual obligations, claims or encumbrances of any kind (collectively, “Liens”) other than restrictions on transfer under state and/or federal securities Laws. All of the outstanding equity interests of each Subsidiary of the Company are validly issued, fully paid and, in the case of any such Subsidiary which is a corporation, non-assessable.

(b)            Each of the Company’s Subsidiaries is a limited liability company duly organized and validly existing. Each of the Company’s Subsidiaries has all requisite limited liability company power and authority to carry on its business as conducted as of the date hereof and as proposed to be conducted after the Closing. Each of the Company’s Subsidiaries is duly qualified to do business and, where applicable, in good standing in each jurisdiction where the nature of its business or properties makes such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)            There are no issued or outstanding (i) securities of the Company convertible into, or exchangeable for, shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or such Subsidiary, as applicable, to issue, any shares of capital stock or other voting securities of, or other equity or ownership interests in, or any securities convertible into, or exchangeable for, any shares of capital stock or other voting securities of, or other equity or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company.

(d)            Except as set forth in Section 2.3(a) of the Company Disclosure Schedule, the Company does not own or control, directly or indirectly, any shares, membership interest, partnership interest, joint venture interest, or other equity, voting or ownership interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, make any loan, capital contribution, guarantee, credit enhancement or other investment in, any Person.

(e)            The Company has made available to PNG (i) a true and complete list, with respect to the Company and each of its Subsidiaries, of such entity’s officers and directors (or Persons with equivalent responsibilities) and (ii) true and complete copies of the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as in effect on the date hereof.

2.4          Authorization. All corporate action required to be taken by the Board and stockholders in order to authorize the Company to enter into the Transaction Agreements and to issue any Purchased Shares required to be issued in connection with this Agreement has been taken. All action on the part of the officers and/or directors of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements, and the issuance of any Purchased Shares required to be issued in connection with this Agreement, has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against it in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5           Governmental Consents and Filings. Assuming the accuracy of the representations made by Sellers in Section 3 of this Agreement and PNG in Section 4 of this Agreement, no consent, approval, order, license, permit, franchise, variance, exemption, declaration, registration, clearance, waiver, consent or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any Governmental Entity (the foregoing, “Governmental Authorizations”) is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, except for (i) the filing of a premerger notification and report form by PNG under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing of the Amended and Restated Charter, (iii) any filings required pursuant to applicable federal and state securities Laws, which have been made or will be made in a timely manner and (iv) Governmental Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.6           Litigation. There is no Action pending or, to the Company’s Knowledge, currently threatened in writing: (i) against the Company, (ii) against the Founders or any Key Employee relating to the business of the Company, (iii) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements or (iv) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company or the Founders, or, to the Company’s Knowledge, any Key Employee is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of the Founder or Key Employee, such as would affect the Company). Subsection 2.6 of the Disclosure Schedule lists all material settlements entered into by the Company and material Actions of which the Company was made aware in writing, in each case since January 1, 2017 to the date hereof. For the purposes of the preceding sentence, “material” shall mean at least $100,000 individually, or $250,000 in the aggregate. There is no Action by the Company pending or which the Company intends to initiate. The foregoing includes actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of the Founders or any of the Company’s other Key Employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. There is no judgment, order or decree of any Governmental Entity outstanding against the Company or any of its Subsidiaries that is material to the Company or the transactions contemplated by the Transaction Agreements.

2.7           Intellectual Property.

(a)            Section 2.7(a) of the Company Disclosure Schedule lists all active registered and applied-for Company Intellectual Property (“Company Registered IP”), including for each item of Company Registered IP, the title, application number, filing date, jurisdiction, registration, issuance or grant date, and registration, issuance or grant number.

(b)            Except as would not reasonably be expected to be material to the Company, taken as a whole, or the transactions contemplated by the Transaction Agreements, (i) all Company Registered IP (other than (x) patent applications or applications to register trademarks or copyrights and (y) Company Registered IP to which the Company and its Subsidiaries have abandoned or allowed to lapse in their reasonable business discretion) is subsisting and in full force and effect and not invalid or, to the Company’s Knowledge, not unenforceable, (ii) neither the Company nor any of its Subsidiaries has received any written notice of any Action since January 1, 2017 challenging the ownership, use or practice, right to use or practice, right to register, registration, priority, duration, validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP, and (iii)  no Company Registered IP or Material Mark is involved in any litigation, interference, derivation, post-grant, reissue, reexamination, opposition, cancellation or similar Action and, to the Company’s Knowledge, no such Action is or has been threatened in writing with respect to any of the Company Registered IP or any Material Mark. To the Company’s Knowledge, no registered Marks or unregistered Material Marks owned, used or applied for by the Company or any of its Subsidiaries conflicts or interferes with any Mark (whether registered or unregistered) owned, used or applied for by any other Person and the Company and its Subsidiaries have taken reasonable steps to police the use of each of the Material Marks owned by the Company or its Subsidiaries in each jurisdiction where the Material Marks have been used. Except as would not reasonably be expected to be material to the Company, taken as a whole, or the transactions contemplated by the Transaction Agreements, no Company Intellectual Property and, to the Company’s Knowledge, no material Intellectual Property licensed to the Company or any of its Subsidiaries under any third-party Intellectual Property licenses (“Company Licensed Intellectual Property”), in each case, is subject to any outstanding order, judgment, ruling, stipulation or compulsory or confirmatory licensing terms entered or imposed by any court or any administrative or arbitration tribunal (x) that restricts or limits in any manner the use, practice, exploitation, assignability, transfer, or licensing thereof by the Company or any of its Subsidiaries or (y) which restricts or limits the ownership, use or practice, right to use or practice, right to register, registration, priority, duration, validity or enforceability of such Company Intellectual Property or such Company Licensed Intellectual Property.

(c)            With respect to each item of material Company Registered IP, all necessary filing, examination, registration, maintenance, renewal and other fees and taxes due on or prior to the date hereof have been timely paid in full (and any such amounts due on or prior to the Closing Date will be timely paid in full), and all necessary documents (including responses to office actions) and certificates have been timely filed for the purposes of maintaining such material Company Registered IP, in each case in accordance with applicable Laws and to avoid loss or abandonment thereof.

(d)            The Company or its Subsidiaries own all material Company Intellectual Property exclusively, free and clear of any and all Liens other than (i) Liens, defects or irregularities in title, covenants, restrictions, and other matters that are shown in public records and that would not, individually or in the aggregate, reasonably be expected to materially impair the value or continued use and operation of such Intellectual Property; (ii) non-exclusive object code licenses of Intellectual Property Rights; or (iii) contractual obligations entered into in the ordinary course of business, including licenses. Neither the Company nor any of its Subsidiaries has received any written notice or claim since January 1, 2017 challenging the Company’s use or practice, right to use or practice, right to register, or ownership of any material Company Intellectual Property. The Company has the sole and exclusive right to bring a claim or suit (and to recover any damages, royalties, costs or other recoverable amounts) against any other Person for past, present or future infringement of any material Company Intellectual Property.

(e)            To the Company’s Knowledge, the Company has a valid, legal and enforceable right to use or practice under all Intellectual Property and Intellectual Property Rights licensed to the Company under any third-party Intellectual Property licenses, except as would not be material to the Company, taken as a whole, or the transactions contemplated by the Transaction Agreements. To the Company’s Knowledge, the Company Intellectual Property together with any Intellectual Property and Intellectual Property Rights licensed to the Company or any of its Subsidiaries under any third-party Intellectual Property licenses constitute all of the material Intellectual Property and material Intellectual Property Rights necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted.

(f)            Prior to or as of the date hereof, the Company has not granted to any Person, under any Company Intellectual Property, (i) any exclusive license or rights, or (ii) any express, formal covenant not to assert or enforce any material Company Intellectual Property (other than rights granted to customers, distributors, resellers, sales agents, marketing agents, contractors, manufacturers, logistics contractors, and product support contractors in the ordinary course of business) or (iii) non-exclusive license or rights that materially deviate in scope from the licenses granted by the Company in the ordinary course of business. No Company Intellectual Property that is exclusively licensed to any Person is used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted in all material respects. The Company has not assigned any Intellectual Property or Intellectual Property Rights used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted in all material respects. Other than with respect to (x) commercially available software products under standard end-user object code license agreements, (y) agreements entered into in the ordinary course of business consistent with past practice that do not involve obligations (continent or otherwise) of, or payments to, the Company in excess of $200,000 following the execution of this Agreement or (z) as set forth on Section 2.7(f) of the Company Disclosure Schedule, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind from a third party to Company relating to any material Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person relating to any material Company Intellectual Property.

(g)            To the Company’s Knowledge, the Company’s and its Subsidiaries’ development, sale, advertising, marketing, distribution or other commercial exploitation of the products and services marketed and sold (or proposed to be marketed or sold) by the Company, and all of the other activities or operations of the business of the Company or any of its Subsidiaries, have not and do not infringe upon (directly, contributorily, by inducement or otherwise), misappropriate, dilute (solely with respect to Marks) or violate, any Intellectual Property or Intellectual Property Rights of any third party except as would not be material to the Company and its Subsidiaries, taken as a whole, or the transactions contemplated by the Transaction Agreements. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written notice of any Action asserting that such infringement, misappropriation or violation has occurred. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written request or invitation to take a license under any Patents owned by a third party.

(h)            Since January 1, 2017, neither the Company nor any of its Subsidiaries has claimed or brought any Action, or provided any notice claiming that any third party has misappropriated, infringed, diluted (solely with respect to trademarks) or violated any material Company Intellectual Property or other material Intellectual Property Rights of the Company or any of its Subsidiaries (including any Intellectual Property or Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries) nor, to the Company’s Knowledge, has any third party committed any such misappropriation, infringement, dilution or violation that could form the basis of such an Action or notice from the Company or any of its Subsidiaries, in each case in a manner that is or would be material to the Company and its Subsidiaries, taken as a whole, or the transactions contemplated by the Transaction Agreements.

(i)             No Company Intellectual Property or Company Licensed Intellectual Property is subject to any outstanding judgment, order or decree of any Governmental Entity restricting or limiting in any material respect the use or practice, right to use or practice, licensing or other exploitation thereof by the Company or any of its Subsidiaries.

(j)             The Company and its Subsidiaries implement policies and procedures materially consistent with generally accepted industry standards to identify and protect against viruses, worms, and other malicious Software routines adversely affecting the information technology systems used in connection with the operation of the Company and its Subsidiaries and their respective businesses. The Company and its Subsidiaries have disaster recovery and business continuity plans, procedures and facilities materially consistent with generally accepted industry standards for the business of the Company and its Subsidiaries. To the Company’s Knowledge, since January 1, 2017, there have been no unauthorized intrusions or breaches of the security of such information technology systems.

(k)            The Company has obtained and possesses valid licenses to use all of the Software programs present on the computers and other Software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business, except as would not be material to the Company, taken as a whole. To the Company’s Knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company. To the Company’s Knowledge, each employee has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted.

(l)             The Company has not embedded any Open Source Materials in any of its products generally available or in development in a manner which would require Company to disclose the source code of, or otherwise provide third-parties a free license to use, any material Company Intellectual Property. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written notice or complaint that it has failed to comply with the terms and conditions of any license to any Open Source Materials in any material respect. For purposes of this Subsection 2.7, the Company shall be deemed to have Knowledge of a patent right if the Company has actual Knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent Laws.

2.8           Noncontravention. The execution and delivery by the Company of the Transaction Agreements do not, and the consummation of the transactions contemplated by the Transaction Agreements will not, conflict with, or result in any violation or breach of, or default under, or give rise to a right of (or result in) termination, cancellation or acceleration of any obligation or to any obligation to make an offer to purchase or redeem any indebtedness or capital stock under, or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of its Subsidiaries under, or require any consent, waiver or approval of any Person pursuant to, any provision of (a) the Charter or Bylaws or the comparable organizational documents of any of the Company’s Subsidiaries, or (b) subject to the filings and other matters referred to in Subsection 2.5, (i) any material contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties, rights or assets are bound, (ii) any Law or any judgment, order or decree of any Governmental Entity, in each case applicable to the Company or any of its Subsidiaries or any of their respective properties, rights or assets, or (iii) any Governmental Authorizations of the Company or any of its Subsidiaries, except, in the case of this clause (b), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.9           Compliance with Law; Gaming Approvals.

(a)             Each of the Company and its Subsidiaries is, and since January 1, 2017 has been, in compliance with all Laws applicable to its business, operations, properties or assets, except as would not be material to the Company and its Subsidiaries, taken as a whole, or the transactions contemplated by the Transaction Agreements. Neither the Company nor any of its Subsidiaries has received, since January 1, 2017, any written notice or other written communication alleging a violation or potential violation of any Law by the Company or any of its Subsidiaries, which violation would be material to the Company and its Subsidiaries, taken as a whole, or the transactions contemplated by the Transaction Agreements. Since January 1, 2017, no material settlements have been entered into by the Company and the Company was not made aware in writing of any material Actions alleging a violation of any Laws applicable to the Company. The Company and each of its Subsidiaries have in effect all Governmental Authorizations required to own, lease and operate their properties and assets and to operate their respective businesses and operations in all material respects as currently conducted, there has occurred no material violation of, default under or event that would reasonably likely result in the revocation, non-renewal, adverse modification to or cancellation of any such Governmental Authorization and none of the Company or any of its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Governmental Authorization.

(b)            The Company, its Subsidiaries and their respective officers, directors and employees and, to the Company’s Knowledge, its representatives acting on behalf of the Company and its Subsidiaries, have at all times complied with, and are currently in compliance with, the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act and any similar applicable Law of any non-U.S. jurisdiction, or any other applicable Law that prohibits providing a thing of value to improperly influence government officials or other Persons (collectively, the “Anti-Corruption Laws”). Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees nor, to the Company’s Knowledge, any of its representatives acting on behalf of the Company or its Subsidiaries, has taken or failed to take any action, either directly or indirectly, that constituted a violation of the Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees nor, to the Company’s Knowledge, any of its representatives acting on behalf of the Company or its Subsidiaries has made, offered, authorized, promised, accepted or solicited, either directly or indirectly, any payment, contribution, gift, entertainment, bribe, rebate, kickback or any other thing of value, regardless of form or amount, to or from: (i) any official, employee or representative of a Governmental Entity, any political party or official thereof, any candidate for political office, or any other Persons; (ii) any director, officer, executive, employee or Person affiliated with an entity owned or controlled by a Governmental Entity, political party or candidate for political office; or (iii) any director, officer, executive or employee of a public international organization, or other Persons, to obtain or retain a competitive advantage, to receive favorable treatment in obtaining or retaining business or compensate for favorable treatment already secured, or to influence any action, inaction or decision. There have been no false, fictitious or misleading entries made in the books or records of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

(c)            To the Company’s Knowledge, there are no facts which would be reasonably likely to result in the denial, revocation, limitation or suspension of any Gaming Approval required to be obtained by the Company or any of its officers, directors or employees for the consummation of the transactions contemplated by the Transaction Agreements or in connection with PNG’s ongoing ownership of equity interests in the Company and relationship with the Company or its Affiliates as contemplated by the Transaction Agreements.

2.10        Agreements; Actions.

(a)             Except for the Transaction Agreements or as set forth on Section 2.10(a) of the Company Disclosure Schedule, there are no material agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $200,000, (ii) the license of any Patent, Copyright, Trademark, Trade Secret or other proprietary right to or from the Company other than with respect to (1) commercially available Software products under standard end-user license agreements and (2) agreements entered into in the ordinary course of business consistent with past practice that do not involve obligations (continent or otherwise) of, or payments to, the Company in excess of $200,000, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, (iv) an agreement, understanding, instrument or contract with any director, executive officer or stockholder of the Company or any of their respective Affiliates (other than the Company or any of its Subsidiaries) or immediate family members, (v) indemnification by the Company with respect to infringements of proprietary rights other than agreements entered into in the ordinary course of business consistent with past practice that do not involve obligations (continent or otherwise) of, or payments to, the Company in excess of $200,000, (vi) a partnership, joint venture, teaming agreement or similar arrangement or (vii) the conduct of gaming and related activities or the ownership or the operation, management and development of any gaming operations, in each case, relating to sports (a “Sports Gambling Contract”). For the sake of clarity, any agreements, understandings, instruments, contracts or proposed transactions meeting the descriptions in Sections 2.10(a)(i) (iii), (iv), (vi) and (vii) above shall be considered material, without limitation to other contracts that may be material to the Company or the transactions contemplated by the Transaction Agreements.

(b)            Except as set forth on Section 2.10(b) of the Company Disclosure Schedule, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $100,000, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business. For the purposes of (a) and (b) of this Section 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c)            The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

(d)            Each material contract of the Company is valid and binding on the Company or those Subsidiaries of the Company party thereto and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that have not had and would not have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Company’s Knowledge, each other party thereto, has performed all material obligations required to be performed by it under each material contract of the Company in all material respects. There is no default under any material contract by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party thereto, and no event or condition has occurred that constitutes a default on the part of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party thereto under any such material contract, nor has the Company or any of its Subsidiaries received any written notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

2.11         Certain Transactions.

(a)            Other than (i) standard employee benefits generally made available to all employees, (ii) standard assignment of invention, non-disclosure, non-competition and non-solicitation agreements and (iii) standard director and officer indemnification agreements approved by the Board, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors and/or stockholders, consultants or Key Employees, or any Affiliate or relative thereof.

(b)            The Company is not indebted, directly or indirectly, to any of its directors, officers, or employees, or to their respective spouses, children, family members or relatives, or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s stockholders, directors, officers or employees, or any members of their immediate families or relatives, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to the Company’s Knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or stockholders of the Company may own stock in (but not exceeding one percent (1%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any material contract with the Company.

2.12         Rights of Registration and Voting Rights. Except as provided in the Investor Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s Knowledge, except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.13         Property. The property and assets that the Company owns are free and clear of all Liens, except for statutory Liens for the payment of current Taxes that are not yet delinquent and encumbrances and Liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in material compliance with such leases and, to its Knowledge, holds a valid leasehold interest free of any Liens other than those of the lessors of such property or assets. The Company does not own any real property.

2.14         Financial Statements. The Company has made available to PNG its unaudited financial statements as of and for the nine months ended September 30, 2019 and unaudited financial statements as of and for the fiscal year ended December 31, 2018 (including balance sheet, income statement and statement of cash flows), copies of which are included in Subsection 2.14 of the Company Disclosure Schedule (collectively, the “Financial Statements”). The Financial Statements (i) were prepared in a manner consistent in all material respects with the books and records of the Company and its Subsidiaries, (ii) have been prepared in all material respects in accordance with GAAP (except as may be indicated in the notes to such financial statements) applied on a consistent basis during the periods presented (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal and recurring year-end adjustments that are not reasonably expected to be material in amount). The financial and accounting books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any applicable Laws. Except as set forth in the Financial Statements, the Company has no liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) other than (x) contingent liabilities of a nature that would not be required to be disclosed on a financial statement prepared in accordance with GAAP or otherwise disclosed or described anywhere in a quarterly report on Form 10-Q or annual report on Form 10-K prepared in accordance with applicable Law if the Company were a public company, (y) liabilities incurred in the ordinary course of business subsequent to September 30, 2019 and (z) liabilities which, individually or in the aggregate, are not material to the Company. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

2.15        Changes. Since September 30, 2019, there has or have not been:

(a)            any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(b)            any damage, destruction or loss, whether or not covered by insurance, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c)            any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)            any satisfaction or discharge of any Lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e)            any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f)            any increase in excess of five percent (5%) in any compensation payable to any officer, Key Employee or other individual that has received in the twelve months preceding the execution hereof or is reasonably anticipated to receive in the twelve months subsequent to the execution hereof compensation of more than $200,000;

(g)            any resignation or termination of employment of any officer or Key Employee of the Company;

(h)            any Lien created by the Company, with respect to any of its material properties or assets, except (i) Liens for Taxes not yet due or payable or which are being contested in good faith by appropriate proceedings, and (ii) Liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)             any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)             any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k)            any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l)             receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m)           any material Action initiated or, to the Company’s Knowledge, threatened in writing against the Company;

(n)            to the Company’s Knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(o)            any arrangement or commitment by the Company to do any of the things described in this Subsection 2.15.

2.16        Employee Matters.

(a)            As of the date hereof, the Company employs 216 full-time employees and one (1) part-time employee and engages thirteen (13) consultants or independent contractors.

(b)            To the Company’s Knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c)            The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors, except as would not be material to the Company. The Company has complied in all material respects with all applicable state and federal equal employment opportunity Laws and with other Laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(d)            To the Company’s Knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee following the Purchase, nor does the Company have a present intention to terminate the employment of any of the foregoing. Except as set forth in Subsection 2.16(d)(i) of the Company Disclosure Schedule, the employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Subsection 2.16(d)(ii) of the Company Disclosure Schedule or as required by Law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Subsection 2.16(d)(iii) of the Company Disclosure Schedule, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e)            Except as set forth on Subsections 2.2(c) and 2.16(e) of the Company Disclosure Schedule or in connection with the transactions contemplated hereby, the Company has not made any representations regarding equity incentives to any officer, employee, director or consultant.

(f)            Each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(g)            Subsection 2.16(g) of the Disclosure Schedule sets forth each Employee Benefit Plan.

(h)            (i) each of the Employee Benefit Plans has been operated and administered in all material respects with applicable Laws, including the Code; (ii) each of the Employee Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iv) no Employee Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law or (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (v) no liability under Title IV of ERISA has been incurred by the Company, its subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to the Company, its subsidiaries or any ERISA Affiliate of incurring a liability thereunder; (vi) no Employee Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) all contributions or other amounts payable by the Company or its subsidiaries as of the Closing Date pursuant to each Employee Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP; and (viii) there are no pending or, to the Company’s Knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Employee Benefit Plans or any trusts related thereto.

(i)            Each of the Founders and Key Persons is not and has not been (i) subject to voluntary or involuntary petition under the federal bankruptcy Laws or any state insolvency Law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission (the “SEC”) or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices Law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

(j)            To the Company’s Knowledge, since January 1, 2016, (i) no allegations of sexual harassment or related misconduct have been made against any current or former director, officer or employee of the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries are a party to any settlement agreements related to allegations of sexual harassment or misconduct by any current or former director, officer or employee.

(k)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any material payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries under any Employee Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Employee Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(l)            The Company has no obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(m)           There are no labor unions, works councils, or other labor organizations representing any employees employed by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have a Material Adverse Effect, since January 1, 2016, there has not occurred and, to the Knowledge of the Company, there is not threatened, (i) any strike, slowdown, picketing, material labor-related arbitration, material grievance, or work stoppage by, or lockout of, or to the Knowledge of the Company, union organizing activities with respect to, any employees of the Company or any of its Subsidiaries, or (ii) any application for representation or certification of a labor union, works council, or other labor organization seeking to represent any employees of the Company or any of its Subsidiaries.

2.17        Taxes. There are no material Taxes due and payable by the Company or any of its Subsidiaries which have not been paid (other than Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, are reflected in the Company’s most recent Financial Statements). There have been no examinations, claims, audits or other proceedings with respect to material Taxes or material Tax Returns of the Company or any of its Subsidiaries by any applicable Governmental Entity (and none have been threatened in writing). Neither the Company nor any of its Subsidiaries has received written notice from a taxing authority (a) of any material deficiency, assessment or proposed adjustment to its Taxes or (b) in a jurisdiction in which the Company or any of its Subsidiaries have not filed Tax Returns that the Company or any of its Subsidiaries are or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction. The Company and each of its Subsidiaries has duly filed all material Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to any material Taxes for any year. All such Tax Returns are true, correct and complete in all material respects. Other than in connection with the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has incurred any Taxes other than in the ordinary course of business since the date of its most recent Financial Statements, and the Company has made adequate provisions on its most recent Financial Statements in accordance with GAAP for all Taxes with respect to the business, properties and operations of the Company and its Subsidiaries that were unpaid as of the date of such Financial Statements. The Company and each of its Subsidiaries has withheld or collected from each payment made to each of its employees, independent contractors and other third parties, the amount of all material Taxes required, and has paid the same to the proper tax authority. Neither the Company nor any of its Subsidiaries (a) has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a combined, consolidated, or unitary Tax Return (other than a group the common parent of which was the Company) or (b) has any liability for the Taxes of any Person by reason of Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local, or foreign law), contract (other than commercial agreements entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes), transferee or successor liability, operation of law or otherwise. Neither the Company nor any of its Subsidiaries is a party to or is bound by any written Tax sharing agreement, Tax indemnity or similar agreement with any Person with respect to Taxes, other than commercial agreements entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes. Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b). Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code at any time since January 1, 2017. The Company is not now, and has not during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code been, a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder.

2.18          Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that it believes are adequate for companies of similar size in the industries and locations in which the Company operates, except where the failure to have such policies would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to PNG copies of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any material historic incurrence-based policies still in force as of the date of this Agreement (such policies, the “Material Policies”). With respect to each such Material Policy, (a) such Material Policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the Company’s Knowledge, no insurer issuing any such Material Policy has been declared insolvent or placed in receivership, conservatorship or liquidation, except, in each of the foregoing cases described in clauses (a), (b) or (c), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No written notice of cancellation or termination has been received with respect to any such Material Policy.

2.19         Employee Agreements. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company, or shall have executed an agreement with the Company as of the Closing, regarding confidentiality and proprietary information substantially in the form or forms made available to the counsel for PNG (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. Each current and former Key Employee has executed a non-solicitation agreement substantially in the form or forms made available to counsel for PNG. The Company is not aware that any of its Key Employees is in violation of any agreement covered by this Subsection 2.19.

2.20         Corporate Documents. The Charter and Bylaws in effect immediately prior to the filing of the Amended and Restated Charter and the adoption of the Amended and Restated Bylaws are in the forms made available to PNG. The copy of the minute and organizational books of the Company made available to PNG contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of organization and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

2.21         Disclosure. No representation or warranty of the Company contained in this Agreement, as qualified by the Company Disclosure Schedule, or any other Transaction Agreement contains any untrue statement of a material fact or, to the Company’s Knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

2.22          Data Privacy. In connection with its collection, storage, transfer (including any transfer across national borders) and/or use of any personally identifiable information from any individuals, including any customers, prospective customers, employees and/or other third parties (collectively, “Personal Information”), the Company is and has been, to the Company’s Knowledge, in compliance in all material respects with all applicable Laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place intended to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and has been, to the Company’s Knowledge, in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations.

2.23         Brokers. Except as set forth on Subsection 2.23 of the Company Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

2.24         No Other Representations. Except for the representations and warranties contained in Section 2 (including in each instance as modified by the Company Disclosure Schedule) or in the other Transaction Agreements and except to the extent of Fraud: (a) the Company makes no other express or implied representation or warranty with respect to the Company, its assets or liabilities, the business of the Company, or the transactions contemplated by this Agreement; (b) the Company is making no representations with respect to any plan(s) of PNG for the future conduct of the business of the Company, or any implied warranties of merchantability or fitness for a particular purpose; and (c) the Company and its agents, trustees, affiliates, employees, officers, directors, members, managers, stockholders, attorneys, accountants and advisors, disclaims any such other representations or warranties. For the avoidance of doubt, except for the representations and warranties contained in Section 2 (including in each instance as modified by the Company Disclosure Schedule) or in the other Transaction Agreements and except to the extent of Fraud, no warranty or representation is given on the contents of the documents provided during due diligence or any other reports, forecasts or other projections or information furnished by or on behalf of the Company or its officers, directors, managers, employees, agents or representatives or in any other documents or other information not contained in this Agreement or the Company Disclosure Schedule.

3.            Representations and Warranties of the Sellers. Each Seller, severally and not jointly, represents and warrants to PNG that:

3.1         Authorization. Such Seller has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which such Seller is a party, when executed and delivered by such Seller, will constitute valid and legally binding obligations of such Seller, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2         Ownership of the Purchased Shares. Such Seller has good and marketable right, title and interest (legal and beneficial) in and to all of the Purchased Shares set forth opposite such Seller’s name on Schedule A, free and clear of all Liens. Upon payment for such Purchased Shares in accordance with this Agreement, such Seller will convey such Purchased Shares to PNG free and clear of Liens other than (i) liens and encumbrances created by or imposed upon PNG and (ii) restrictions on transfer under state and/or federal securities Laws as set forth herein or as otherwise required by such Laws at the time a transfer is proposed.

3.3         Compliance with Other Instruments. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with or fulfillment of the terms, conditions and provisions hereof will (i) result in the creation of any Lien upon the Purchased Shares (other than as provided for by the Stockholders Agreement); (ii) other than under the Right of First Refusal and Co-Sale Agreement, be the subject of any rights of first refusal, rights of first offer, or tag along rights that have not been previously waived or (iii) result in the breach of any contract, agreement, instrument, lease or license to which such Seller is a party. Such Seller has not granted any options of any sort with respect to the Purchased Shares or any right to acquire the Purchased Shares or any interest therein other than under this Agreement and the Bylaws.

3.4         No Litigation. No Action is pending or, to the knowledge of such Seller, threatened in writing before any court or Governmental Entity or any arbitrator seeking an unfavorable injunction, judgment, order, decree, ruling or charge that would (i) prevent the performance of this Agreement or the consummation of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of PNG to own the Purchased Shares, and, in each case, no such injunction, judgment, order, decree or ruling shall have been entered or be in effect.

3.5         No Consent Required; Gaming Approvals. No consent, authorization, approval, order, license, certificate or permit or act of or from, or declaration or filing with, any foreign, federal, state, local or other Governmental Entity or regulatory body or any court or other tribunal or any party to any contract, agreement, instrument, lease or license to which such Seller is a party, is required for the execution, delivery or performance by such Seller of this Agreement.

3.6         Business Experience. Such Seller is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

3.7         Access to Information. Such Seller has received all the information it considers necessary or appropriate for deciding whether to sell the Purchased Shares to PNG pursuant to this Agreement. Such Seller acknowledges (i) that neither the Company nor PNG, nor any of the Company’s or PNG’s Related Parties (as defined below), has made any representation or warranty, express or implied, except as set forth herein, to such Seller regarding any aspect of the Purchase, the operation or financial condition of the Company or the value of the Purchased Shares, (ii) that such Seller is not relying upon the Company or PNG or any of the Company’s or PNG’s Related Parties in making his decision to enter into this Agreement or sell the Purchased Shares to PNG, and (iii) that PNG is relying upon the truth of the representations and warranties in this Section 3 in connection with the Purchase. For purposes of this Agreement, “Related Parties” means current and former directors, officers, managers, partners, employees, attorneys, agents, successors, assigns, current and former stockholders (including current and former limited partners, general partners and management companies), members, owners, representatives, predecessors, parents, affiliates, associates and subsidiaries.

3.8          No Continuing Rights. Such Seller acknowledges that the value of the outstanding Company Common Stock may increase or decrease in the future, and that opportunities for stockholder liquidity may result from a future sale, acquisition, merger, initial public offering, stock purchase, liquidation or other corporate event regarding the Company, its assets or its stockholders (any of the foregoing, a “Corporate Event”). Seller expressly acknowledges that any such Corporate Event may result in the payment by the Company or a third party of assets, funds or other proceeds to the Company’s stockholders in a manner such that the value attributed to the Company Common Stock in such Corporate Event (either in an aggregate amount or on a per share basis) may be greater than the current or future value of the Purchase Consideration. Such Seller further expressly acknowledges that by selling the Purchased Shares to PNG, such Seller shall have no rights with respect to the Purchased Shares, as a stockholder or otherwise, with respect to a Corporate Event, and will forego any payments of consideration that he would have received in a Corporate Event had Seller not sold the Purchased Shares pursuant to this Agreement.

3.9          Adequacy of Payment. Such Seller acknowledges and agrees that the Purchase Consideration is fair and equitable to such Seller.

3.10        Investment Representations. Such Seller (to the extent such Seller is receiving Stock Consideration hereunder) understands that the shares of Rollover Preferred Stock have not been registered under the Securities Act. Such Seller (to the extent such Seller is receiving Stock Consideration hereunder) hereby represents and warrants as follows:

(a)            Seller Bears Economic Risk. Seller has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to PNG so that it is capable of evaluating the merits and risks of its investment in PNG and has the capacity to protect its own interests. Seller must bear the economic risk of this investment indefinitely unless the shares of Rollover Preferred Stock are registered pursuant to the Securities Act, or an exemption from registration is available. Seller understands that PNG has no present intention of registering the shares of Rollover Preferred Stock or any shares of common stock of PNG issuable in exchange therefor. Seller also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Seller to transfer all or any portion of the shares of Rollover Preferred Stock under the circumstances, in the amounts or at the times Seller might propose.

(b)            Acquisition for Own Account. Seller is acquiring the shares of Rollover Preferred Stock for such Seller’s own account for investment only, and not with a view towards their distribution.

(c)            Seller Can Protect Its Interest. Seller represents that by reason of its, or of its management’s, business or financial experience, such Seller has the capacity to protect its own interests in connection with the receipt of the Stock Consideration hereunder.

(d)            Accredited Investor. Seller represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(e)            Rule 144. Seller acknowledges and agrees that the shares of Rollover Preferred Stock are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Seller has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about PNG, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

(f)             No Public Market. Seller understands that no public market now exists for the shares of Rollover Preferred Stock and that PNG has made no assurances that a public market will ever exist for the shares of Rollover Preferred Stock.

(g)            Residence. The office or offices of Seller in which its investment decision was made is located at the address or addresses of Seller set forth on the signature pages hereto.

3.11        Independent Advice. Such Seller has had an opportunity to review the consequences of the Purchase with his own legal, investment, tax and other advisors. Such Seller understands that such Seller (and not PNG or the Company) shall be responsible for his or her own tax liability that may arise as a result of the Purchase. Neither the Company nor PNG nor any of Company’s or PNG’s Related Parties have made warranties or representations to such Seller with respect to the tax consequences of the Purchase.

3.12        Brokers. Except for any Person whose fees and expense shall be paid solely by the Sellers (and not directly or indirectly by or on behalf of the Company), no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Seller.

3.13        No Other Representations. Except for the representations and warranties contained in Section 3 (including in each instance as modified by the Company Disclosure Schedule) or in the other Transaction Agreements and except to the extent of Fraud: (a) the Sellers make no other express or implied representation or warranty with respect to the Company, its assets or liabilities, the business of the Company, the Purchased Shares, or the transactions contemplated by this Agreement; (b) the Sellers are making no representations with respect to any plan(s) of PNG for the future conduct of the business of the Company, or any implied warranties of merchantability or fitness for a particular purpose; and (c) the Sellers and their agents, trustees, affiliates, employees, officers, directors, members, managers, stockholders, attorneys, accountants and advisors, disclaim any such other representations or warranties. For the avoidance of doubt, except for the representations and warranties contained in Section 3 (including as modified by the Company Disclosure Schedule) or in the other Transaction Agreements and except to the extent of Fraud, no warranty or representation is given on the contents of the documents provided during due diligence or any other reports, forecasts or other projections or information furnished by or on behalf of the Sellers or their officers, directors, managers, employees, agents or representatives or in any other documents or other information not contained in this Agreement or the Disclosure Schedule.

4.            Representations and Warranties of PNG. PNG hereby represents and warrants to the Company and Sellers that:

4.1          Organization, Good Standing, Corporate Power and Qualification. PNG is a Pennsylvania corporation, duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to carry on its business as conducted as of the date hereof and as proposed to be conducted after the Closing. PNG is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

4.2          Authorization. PNG has full power and authority to enter into the Transaction Agreements and to perform its obligations thereunder. The Transaction Agreements to which PNG is a party, when executed and delivered by PNG, will constitute valid and legally binding obligations of PNG, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3          Valid Issuance of Rollover Preferred Stock. Rollover Preferred Stock, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities Laws and Liens created by or imposed by the applicable Seller. Assuming the accuracy of the representations of Sellers in Section 3 of this Agreement and subject to the filings described in Subsection 4.4 below, Rollover Preferred Stock will be issued in compliance with all applicable federal and state securities Laws. The shares of common stock of PNG into which Rollover Preferred Stock may convert have been duly reserved for issuance, and upon issuance in accordance with the terms of the organizational documents of PNG and the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities Laws and Liens created by or imposed by the applicable Seller.

4.4          Governmental Consents and Filings. Assuming the accuracy of the representations made by the Company in Section 2 of this Agreement and Sellers in Section 3 of this Agreement, no Governmental Authorization is required on the part of PNG in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, except for (i) the filing of any required premerger notification and report forms by PNG under the HSR Act, (ii) the filing of the Statement with Respect to Shares in the form set forth on Exhibit A, (iii) any filings required pursuant to applicable federal and state securities Laws, which have been made or will be made in a timely manner, (iv) any Gaming Approvals required to consummate any transfer under the Stockholders Agreement and (v) Governmental Authorizations the absence of which would not reasonably be expected to have a material adverse effect on PNG’s ability to perform its obligations under this Agreement or the other Transactions Agreements or to consummate the transactions contemplated hereby or thereby.

4.5          Noncontravention. The execution and delivery by PNG of the Transaction Agreements to which it is a party do not, and the consummation of the transactions contemplated by the Transaction Agreements will not, conflict with, or result in any violation or breach of, or default under, or give rise to a right of (or result in) termination, cancellation or acceleration of any obligation or to any obligation to make an offer to purchase or redeem any indebtedness or capital stock under, or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties, rights or assets of the PNG or any of its Subsidiaries under, or require any consent, waiver or approval of any Person pursuant to, any provision of (a) the organizational documents of PNG or any of its Subsidiaries, or (b) subject to the filings and other matters referred to in Subsection 4.4, (i) any material contract to which PNG or any of its Subsidiaries is a party or by which any of their respective properties, rights or assets are bound, (ii) any Law or any judgment, order or decree of any Governmental Entity, in each case applicable to PNG or any of its Subsidiaries or any of their respective properties, rights or assets, or (iii) any Governmental Authorizations of PNG or any of its Subsidiaries, except, in the case of this clause (b), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.6          No Litigation. No Action is pending or threatened in writing before any court or Governmental Entity or any arbitrator seeking an unfavorable injunction, judgment, order, decree, ruling or charge that would (a) prevent the performance of this Agreement or the consummation of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (c) affect adversely the right of the Key Persons to own the Rollover Preferred Stock or (d) reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and, in each case, no such injunction, judgment, order, decree or ruling shall have been entered or be in effect.

4.7          Changes. Since September 30, 2019, there has or have not been any change in the assets, liabilities, financial condition or operating results of PNG from that reflected in Form 10-Q of PNG filed with the SEC on November 7, 2019, except changes in the ordinary course of business that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.8          Disclosure. No representation or warranty of PNG contained in this Agreement or any other Transaction Agreement contains any untrue statement of a material fact or, to PNG’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

4.9          Disclosure of Information. PNG has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Purchased Shares with the Company’s management and Sellers and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or of Sellers in Section 3 of this Agreement or the right of PNG to rely thereon.

4.10       Continuing Rights. PNG acknowledges that the value of the outstanding Company Common Stock may increase or decrease in the future, and that opportunities for stockholder liquidity may result from a future Corporate Event. PNG expressly acknowledges that any such Corporate Event may result in the payment by the Company or a third party of assets, funds or other proceeds to the Company’s stockholders in a manner such that the value attributed to the Company Common Stock in such Corporate Event (either in an aggregate amount or on a per share basis) may be less than the current or future value of the Purchase Consideration.

4.11       Investment Representations. PNG understands that the Purchased Shares have not been registered under the Securities Act. PNG hereby represents and warrants to the Company and Sellers as follows:

(a)           PNG Bears Economic Risk. PNG has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. PNG must bear the economic risk of this investment indefinitely unless the Purchased Shares are registered pursuant to the Securities Act, or an exemption from registration is available. PNG understands that the Company has no present intention of registering the Purchased Shares or any shares of Company Common Stock. PNG also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow PNG to transfer all or any portion of the Purchased Shares under the circumstances, in the amounts or at the times PNG might propose.

(b)           Acquisition for Own Account. PNG is acquiring the Purchased Shares for PNG’s own account for investment only, and not with a view towards their distribution.

(c)            Purchaser Can Protect Its Interest. PNG represents that by reason of its, or of its management’s, business or financial experience, PNG has the capacity to protect its own interests in connection with the Purchase.

(d)           Accredited Investor. PNG represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(e)            Rule 144. PNG acknowledges and agrees that the Purchased Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. PNG has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

(f)            No Public Market. PNG understands that no public market now exists for the Purchased Shares and that the Company has made no assurances that a public market will ever exist for the Purchased Shares.

(g)            Residence. The office or offices of PNG in which its investment decision was made is located at the address or addresses of PNG set forth in Subsection 12.6.

4.12        Financial Capability. PNG or its designated Subsidiary will have available on the Closing Date funds sufficient to pay the Cash Consideration, and will be able to pay all such amounts and otherwise perform the obligations of PNG under this Agreement.

4.13        Brokers. Except for any Person whose fees and expenses shall be paid solely by PNG or any of its Subsidiaries, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of PNG.

4.14        No Other Representations. Except for the representations and warranties contained in Section 4 or in the other Transaction Agreements and except to the extent of Fraud: (a) PNG makes no other express or implied representation or warranty with respect to PNG, its assets or liabilities, the business of PNG, or the transactions contemplated by this Agreement; (b) PNG is making no representations with respect to any plan(s) of PNG for the future conduct of the business of the Company, or any implied warranties of merchantability or fitness for a particular purpose; and (c) PNG and its agents, trustees, affiliates, employees, officers, directors, members, managers, stockholders, attorneys, accountants, investment bankers and advisors, disclaims any such other representations or warranties. For the avoidance of doubt, except for the representations and warranties contained in Section 4 or in the other Transaction Agreements and except to the extent of Fraud, no warranty or representation is given on the contents of the documents provided during due diligence or any other reports, forecasts or other projections or information furnished by or on behalf of PNG or its officers, directors, managers, employees, agents or representatives or in any other documents or other information not contained in this Agreement.

4.15        Non-Reliance. PNG has not relied on any representation or warranty of the Company, the Sellers, or any other Person in executing, delivering and performing this Agreement or any of the transactions contemplated by this Agreement or otherwise, except for the representations and warranties of the Company set forth in Article II of the Agreement, and the representations and warranties of the Sellers set forth in Article III of this Agreement and Section 5.01 of the Stockholders’ Agreement.

5.           Covenants.

5.1          Conduct of Business. The Company agrees that between the date hereof and the earlier of the Closing or the date, if any, on which this Agreement is validly terminated pursuant to Section 11, except as set forth in Section 5.1 of the Company Disclosure Schedule, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by PNG, the Company:

(a)            shall, and shall cause each of its Subsidiaries to, use commercially reasonable best efforts to conduct its business in all material respects in the ordinary course of business, including by (i) preserving intact its and their present business organizations, goodwill and ongoing businesses, (ii) keeping available the services of its and their present officers and other Key Employees (other than where termination of such services is for cause or by such officers or Key Employees) and (iii) preserving its and their relationships with customers, suppliers, vendors, resellers, licensors, licensees, Governmental Entities and other Persons with whom it and they have material business relations; and

(b)          shall not, and shall not permit any of its Subsidiaries to:

(i)            amend, modify, waive, rescind, change or otherwise restate the Company’s or any of its Subsidiaries’ certificate of incorporation, bylaws or equivalent organizational documents;

(ii)           authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any of its Subsidiaries) (other than dividends or distributions made by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company), or enter into any agreement and arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any, of its capital stock or other equity interests or securities;

(iii)          split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for (A) the acceptance of shares of Company Common Stock as payment of the exercise price of stock options of the Company, (B) any such transaction involving only wholly owned Subsidiaries of the Company or (C) the repurchase of capital stock at the lower of cost or fair market value in connection with the termination of employment or cessation of services of a holder of capital stock;

(iv)          enter into any agreement with respect to the voting or registration of its capital stock or its other equity interests;

(v)           issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in the Company or any Subsidiary of the Company or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company equity award under any existing Company equity plan (except as otherwise provided by the express terms of any Company equity award), other than (A) issuances of Company Common Stock in respect of any exercise of stock options of the Company outstanding on the date hereof, in all cases in accordance with their respective terms as of the date hereof or (B) transactions solely between the Company and a wholly owned Subsidiary of the Company or solely between wholly owned Subsidiaries of the Company;

(vi)          acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or publicly announce an intention to so acquire, or enter into any agreements providing for any acquisition of, any equity interests in or a material portion of the assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations, except for (A) transactions solely between the Company and a wholly owned Subsidiary of the Company or solely between wholly owned Subsidiaries of the Company or (B) acquisitions of supplies or equipment in the ordinary course of business;

(vii)         sell, lease, license, assign, abandon, permit to lapse (including, in the case of Company Intellectual Property, failing to make any renewals, applications or filings with the U.S. Patent and Trademark Office), transfer, exchange, swap or otherwise dispose of, or subject to any Lien, any of its material properties or assets, except (A) dispositions of obsolete or worthless equipment, in the ordinary course of business, (B)  nonexclusive license or other nonexclusive grants of rights in or under any Company Intellectual Property entered into in the ordinary course of business or (C) pursuant to transactions solely among the Company and its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of the Company;

(viii)        enter into or become bound by, or amend, modify, terminate or waive any contract related to the acquisition or disposition or granting of any license with respect to material Intellectual Property, other than amendments, modifications, terminations or waivers in the ordinary course of business, or otherwise encumber any material Intellectual Property (including by the granting of any covenants, including any covenant not to sue or covenant not to assert), other than non-exclusive licenses of Company Intellectual Property entered in the ordinary course of business;

(ix)          liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of the Company or the Subsidiaries of the Company), or adopt any plan or resolution providing for any of the foregoing;

(x)           enter into any material contract outside the ordinary course of business or any contract that would be inconsistent with the terms of any Transaction Agreement, or materially modify, materially amend, extend or terminate any material contract (other than non-renewals occurring in the ordinary course of business);

(xi)          commence (other than any collection action in the ordinary course of business), waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any of its Subsidiaries is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of any claim, litigation or proceeding that is not brought by Governmental Entities and that: (A) is for an amount not to exceed at least $100,000 individually or $250,000 in the aggregate; (B) does not impose any injunctive relief on the Company and its Subsidiaries and does not involve the admission of wrongdoing by the Company, any of its Subsidiaries or any of their respective officers or directors or otherwise establish a materially adverse precedent for similar settlements by the Company; and (C) does not provide for the license of any Intellectual Property or the termination, modification or amendment of any license of Company Intellectual Property;

(xii)          redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for any indebtedness (A) solely among the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries or (B) in an amount not to exceed an additional $5,000,000 in the aggregate under the Existing Credit Agreement;

(xiii)         (A) make (other than in the ordinary course of business), change, or rescind any material election relating to Taxes, except where such election would not have a material and adverse effect on the Tax position of the Company and its Subsidiaries, or (B) change any material method of Tax accounting from those employed in the preparation of its Tax Returns that have been filed for prior taxable years;

(xiv)         adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;

(xv)          subject to Subsection 5.2, take or cause to be taken any action that would reasonably be expected to materially impede or prevent the consummation of the transactions contemplated hereby on or before the Outside Date;

(xvi)         except as required by applicable Law, by the terms of any Employee Benefit Plan currently in effect or the terms of any of the Key Employee Agreements, (A) increase the amount of compensation of, or pay any severance to, any director, officer, employee or consultant of the Company or any of its Subsidiaries; provided, that the Company may pay (1) performance bonuses in respect of calendar year 2019 to employees in amounts up to $100,000 per employee and $2,000,000 in the aggregate, and (2) transaction bonuses to employees in respect of the transactions contemplated by this Agreement as described in Annex 2.11 to the Company Disclosure Schedule (B) make any increase in or commit to increase any employee benefits, (C) adopt, enter into or amend, make any commitment to adopt, enter into or amend, or take any action to clarify any provision of, any Employee Benefit Plan (or any new arrangement that would be considered an Employee Benefit Plan), (D) fund or make any contribution to any Plan or any related trust or other funding vehicle, (E) adopt, enter into or amend any collective bargaining agreement or other arrangement relating to union or organized employees or (F) hire or terminate the employment of any employee, except in the ordinary course of business with respect to employees whose total annual compensation is less than $200,000 per year;

(xvii)        enter into or extend any Sports Gambling Contract;

(xviii)       convene any special meeting (or any adjournment or postponement thereof) of the Company stockholders or propose or facilitate any action by written consent of the Company stockholders other than in order to facilitate the transactions contemplated by this Agreement;

(xix)         enter into any contract or agreement with a Person the primary business of which, or of any such Person’s controlled Affiliates, is the conduct of gaming or the ownership or the operation, management and development of any gaming operations;

(xx)          enter into any contract, agreement, arrangement or understanding that is similar to any of the Transaction Agreements with any Person other than PNG;

(xxi)         pay any Transaction Expenses other than Company Transaction Expenses; or

(xxii)        agree or authorize, in writing or otherwise, to take any of the foregoing actions.

5.2         Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement, each of PNG, the Sellers and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Law to consummate the transactions contemplated hereby, as promptly as reasonably practicable after the date hereof, including preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents (including by filing no later than ten (10) business days after the date of this Agreement the notification and report form required under the HSR Act and by seeking early termination of the applicable waiting period under the HSR Act), and to obtain as promptly as reasonably practicable (and in any event no later than the Outside Date) all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, none of PNG or any of its Subsidiaries nor any Seller or any of their Affiliates shall be required to, and the Company may not and may not permit any Subsidiary to, without the prior written consent of PNG, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Sellers or any of their Affiliates, PNG or any Subsidiary of any of the foregoing, (B) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of the Company, the Sellers or any of their Affiliates, PNG or any Subsidiary of any of the foregoing in any manner or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Sellers or any of their Affiliates, PNG or any Subsidiary of any of the foregoing.

(b)            Each party shall, in connection with obtaining all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the transactions contemplated hereby under the HSR Act or any other applicable antitrust Law contemplated by Subsection 5.2(a), but subject to the terms of Subsection 5.2(a), (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other parties, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other party of any such written communications, and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other parties to review in advance any communication that it gives to, and consult with each other in advance of any meeting, telephone call or conference with, the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in any in-person meetings, telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person, in each case unless prohibiting by applicable Law or Governmental Entity; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of the TCG Parties, PNG, the Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each party may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Subsection 5.2(b) as “Outside Counsel Only Material” which such material and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (PNG on the one hand or the Company or Sellers on the other) or its or their legal counsel. Without limiting the foregoing or any other provision of this Subsection 5.2, the parties agree to work together with respect to the strategy for filings, notifications, submissions, and communications with or to any Governmental Entity; provided that it shall be PNG’s primary right to devise and control such strategy; provided, further, that PNG shall consider in good faith the Company’s views with respect to such strategy.

5.3           Access; Confidentiality.

(a)             From the date hereof until the earlier of the Closing or the date, if any, on which this Agreement is validly terminated pursuant to Subsection 11.1, to the extent permitted by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to PNG and its representatives reasonable access during normal business hours and upon reasonable advance notice to the Company’s and its Subsidiaries’ offices, properties, contracts, personnel, books and records (so long as any such access does not unreasonably interfere with the Company’s business), and during such period, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to furnish as promptly as practicable to PNG all information (financial or otherwise) concerning its business, properties, offices, contracts and personnel as PNG may reasonably request (including information for purposes of transition and integration planning). Notwithstanding the foregoing, the Company shall not be required by this Subsection 5.3 to provide PNG or its representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof or after the date hereof in the ordinary course of business (provided, however, that, at PNG’s written request, the Company shall use its commercially reasonable efforts (x) to obtain the required consent of such third party to such access or disclosure or (y) to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which, in the reasonable good faith judgment of the Company, would violate applicable Law (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law) or (iii) the disclosure of which, in the reasonable good faith judgment of the Company, would cause the loss of any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that such access or disclosure would not jeopardize attorney-client, attorney work product or other legal privilege). Notwithstanding anything to the contrary in this Section 5.3, PNG acknowledges and agrees that, prior to the public announcement of the transactions contemplated by this Agreement, the Company in its sole and absolute discretion may limit the access of PNG only to the extent necessary to maintain the confidentiality of the Transaction Agreements and the transactions contemplated thereby from Company personnel that are not aware of the Transaction Agreements and the transactions contemplated thereby.

(b)            Each of the Company and PNG will hold, and will cause its Representatives and affiliates to hold, any information exchanged pursuant to this Subsection 5.3, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

5.4           No Solicitation. From and after the date hereof until the earlier of the Closing or the date, if any, on which this Agreement is validly terminated pursuant to Subsection 11.1, the Company and each Seller agrees that it shall not, and shall cause its Subsidiaries, and its and their respective officers and directors not to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other representatives to not, directly or indirectly, on behalf of the Company or such Seller, as applicable: (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or would be reasonably expected to lead to an Acquisition Proposal; (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to the Company or any of its Subsidiaries in connection with an actual or potential Acquisition Proposal; (iii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal; (iv) approve, or authorize, or cause or permit the Company, any Seller or any of their respective Subsidiaries to enter into, any purchase agreement, merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document with respect to, or any other agreement or commitment providing for, any Acquisition Proposal, (v) call or convene a meeting of the Company stockholders or propose or facilitate any action by written consent of the Company stockholders to consider or act upon a proposal that would reasonably be expected to materially impair, prevent or delay the consummation of the transactions contemplated hereby or (vi) resolve or agree to do any of the foregoing. The Company and each Seller shall, and the Company and each Seller shall cause their respective Subsidiaries, and its and their respective officers and directors to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any Persons (or provision of any nonpublic information to any Persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Promptly after the date hereof (and in any event within two (2) business days following the date hereof), the Company shall (A) request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its representatives to such Person or any of its representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such Person and its Representatives. The Company shall enforce, and not waive, terminate or modify without PNG’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement. For purposes of this Subsection 5.4, the term “Acquisition Proposal” means, with respect to the Company, any offer, proposal or bona fide indication of interest from a Person (other than a proposal or offer by PNG or any Subsidiary of PNG) at any time relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (a) any acquisition or purchase by any Person, directly or indirectly, of more than five percent (5%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning more than five percent (5%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares); (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person pursuant to which the stockholders of the Company immediately preceding such transaction hold less than ninety five percent (95%) of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); or (c) any sale, lease, exchange, transfer or other disposition to a Person of more than five percent (5%) of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof) and, with respect to any Seller, any offer, proposal or indication of interest from a Person (other than a proposal or offer by PNG or any Subsidiary of PNG) at any time relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving any acquisition or purchase by any Person, directly or indirectly, of any shares of any class of equity securities or other capital stock or securities convertible or exchangeable into equity securities or other capital stock of the Company.

5.5           Public Announcements. The parties hereto shall mutually agree to the form of the initial press releases, if any, announcing the execution of this Agreement. Prior to the Closing, the parties shall not issue any other press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby prior to obtaining the other parties’ written approval, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law upon the advice of such party’s outside counsel. For the avoidance of doubt, nothing in this Subsection 5.5 shall prohibit any party hereto from disclosing this Agreement or a description of the transactions contemplated hereby to any Governmental Entity if and to the extent requested or required by such Governmental Entity.

5.6           R&W Policy. “R&W Policy” means, collectively, that certain primary representation and warranty insurance policy attached hereto as Exhibit F issued to PNG as the “Named Insured” therein (Policy No. 29131204) with respect to the Company’s representations and warranties set forth in this Agreement and related excess representation and warranty insurance policies. No later than five (5) business days following the Closing, the Company shall pay PNG, via wire transfer, $528,000, representing 50% of the premium for the R&W Policy (for the avoidance of doubt such amount shall constitute a Company Transaction Expense). In addition, in the event that PNG actually incurs from time to time a Loss that is covered by the R&W Policy (or would be covered but for the retention under the R&W Policy), then the Company shall within ten (10) business days after a Loss has been finally determined under the R&W Policy pay PNG via wire transfer 50% of the amount of such Loss, provided that the aggregate amount that the Company shall be obligated to pay pursuant to this sentence shall not exceed 50% of the applicable retention for the R&W Policy. The R&W Policy shall provide that (a) any insurer shall only be entitled to subrogate against any Seller with respect to any breach of any representation or warranty of such Seller and only if and to the extent that the payment of Losses actually incurred or paid thereunder arose from Fraud on the part of such Seller, (b) any insurer shall only be entitled to subrogate against the Company with respect to any breach of any representation or warranty of the Company and only if and to the extent that the payment of Losses actually incurred or paid thereunder arose from Fraud on the part of the Company, and (c) the foregoing provision in the R&W Policy may only be amended with the written consent of the Company and the Sellers (or a representative mutually approved by the Sellers).

5.7           Financing Matters. The Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to enter into amendments or modifications to the Existing Credit Agreement to permit the transactions contemplated by the Transaction Agreements, as promptly as practicable after the date hereof.

(b)            As promptly as practicable after the Closing, the Company shall use its commercially reasonable efforts to either (i) enter into amendments to, or modifications of, the Existing Credit Agreement to, among other things, increase the line of credit to up to $35,000,000 or (ii) obtain a replacement bank line of credit of up to $35,000,000 (the “Bank Line”); provided that upon the request of the Company, the TCG Parties and PNG shall each provide an unsecured guarantee on commercially reasonable terms of no less than $5,000,000 to assist the Company in obtaining more favorable commercial terms in connection with the Bank Line; provided, that the TCG Parties shall only be required to provide such guarantee for so long as the TCG Parties and their Permitted Transferees, in the aggregate, continue to own beneficially 33.33% of Common Stock (or any other class or series of capital stock or other equity securities of the Company, whether authorized as of or after the date hereof) held by the TCG Parties immediately following the Closing.

(c)             In the event that the Company is not able to obtain the Bank Line in accordance with Subsection 5.7(b), PNG, the TCG Parties and the Company shall use commercially reasonable efforts to negotiate and enter into an appropriate definitive agreement with respect to a line of credit (the “Investor Line”) substantially reflecting the terms set forth in Exhibit G or such other terms as the parties may agree.

5.8           Lock-Up Period. For a period of four (4) years following the Closing Date, except as set forth in the succeeding sentence, no Key Person that receives shares of Rollover Preferred Stock as Stock Consideration shall, directly or indirectly, without the prior written consent of PNG (to be granted or withheld in PNG’s sole and absolute discretion), offer, sell, contract to sell, transfer, pledge, grant any option to purchase, make any short sale or otherwise dispose of (each such transaction, a “Transfer”) any of the Rollover Preferred Stock or engage in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Rollover Preferred Stock. (a) Following the first anniversary of the Closing Date, each Key Person may Transfer up to twenty percent (20%) of the shares of Rollover Preferred Stock then held by such Key Person, (b) following the second anniversary of the Closing Date, each Key Person may Transfer up to forty percent (40%) of the shares of Rollover Preferred Stock then held by such Key Person and (c) following the third anniversary of the Closing Date, each Key Person may Transfer up to seventy percent (70%) of the shares of Rollover Preferred Stock then held by such Key Person.

5.9           Restrictive Legends. The certificates representing the Rollover Preferred Stock to be issued and delivered hereunder shall bear the following legend (it being agreed that if the Rollover Preferred Stock is not in certificated form, other appropriate restrictions shall be implemented to give effect to the following):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SUCH ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SUCH ACT AND SUCH LAWS. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ADDITIONAL CONTRACTUAL RESTRICTIONS ON TRANSFER AND, SUBJECT TO CERTAIN EXCEPTIONS, GENERALLY MAY NOT BE TRANSFERRED OR PLEDGED FOR A PERIOD OF 4 YEARS AFTER THE CLOSING DATE.”

(b)            Notwithstanding the foregoing, the holder of any certificate(s) for such Rollover Preferred Stock shall be entitled to receive from PNG new certificates for a like number of shares of Rollover Preferred Stock not bearing such legend (or the elimination or termination of such notations or arrangements) upon the request of such holder at (i) such time as such restrictions are no longer applicable with respect to such shares, and (ii) with respect to the restriction on transfer of such shares other than pursuant to a registration statement under the Securities Act, delivery of an opinion of counsel to such holder, which opinion is reasonably satisfactory in form and substance to PNG and its transfer agent, that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act.

5.10            Additional Employment Agreements; Employee Handbook.

(a)             Except for any such employment agreement to which any Seller is contemplated to be a party (which are covered by Subsection 5.10(b)), the Company shall execute, and shall use its commercially reasonable efforts to cause each employee of the Company set forth in Subsection 5.10(a)(i) of the Company Disclosure Schedule to execute, an employment agreement with each such employee in the form set forth on Subsection 5.10(a)(ii) of the Disclosure Schedule no later than sixty days following the Closing Date (except as otherwise agreed by PNG).

(b)            The Company and Daniel Katz, Erika Nardini and David Portnoy shall execute and deliver their respective Key Employee Agreements concurrently with the execution of this Agreement and provide PNG with executed copies thereof.

(c)            The Company shall distribute the Employee Handbook in the form set forth on Subsection 5.10(c) of the Company Disclosure Schedule no later than February 1, 2020 (except as otherwise agreed by PNG). In the transmittal accompanying such distribution, the Company shall advise all employees that the Employee Handbook takes effect immediately and shall request that each employee return an executed acknowledgement of the Employee Handbook no later than February 15, 2020.

5.11         Incentive Plans.

(a)            As promptly as practicable following the Closing, the Company shall use its reasonable best efforts to adopt the Cash Incentive Program, in the form of Exhibit H attached to this Agreement (the “Cash Incentive Program”).

(b)            As promptly as practicable following the Closing, PNG shall use its reasonable best efforts to implement the program to provide PNG equity awards to certain Company employees, pursuant to PNG’s 2018 Long Term Incentive Compensation Plan and the terms of that certain Confidential and Non-Binding Equity Proposal, in the form of Exhibit I attached to this Agreement.

6.            General Conditions to Closing. The obligations of each party to consummate the transactions contemplated hereby at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

6.1           No Injunction or Prohibition. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

6.2          HSR Approval. Any waiting period (and any extension thereof) under the HSR Act applicable to the Purchase and the other transactions contemplated by the Transaction Agreements shall have expired or shall have been terminated.

7.            Conditions to PNG’s Obligations at Closing. The obligation of PNG to consummate the transactions contemplated hereby at the Closing is subject to the fulfillment, on or before the Closing, of each of the following conditions:

7.1           Representations and Warranties. The representations and warranties of the Company contained in Section 2 and the representations and warranties of Sellers contained in Section 3 shall be true and correct in all material respects (except for (x) the representations and warranties set forth in Subsections 2.2, 2.23, 3.2 and 3.12 which representations and warranties shall be true and correct in all respects and (y) such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) as of the date hereof and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of another date, in which case as of such other date).

7.2           Performance. The Company and Sellers shall have performed and complied with in all material respects all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing.

7.3           Compliance Certificates. The Company shall deliver to PNG at the Closing a certificate executed by the President or Chief Executive Officer of the Company certifying that the conditions specified in Subsections 7.1 and 7.2 (with respect to the Company) have been fulfilled, and each Seller shall deliver to PNG at the Closing a certificate executed by such Seller (in the case of an entity, executed by a duly authorized officer of such Seller) certifying that the conditions specified in Subsections 7.1 and 7.2 (with respect to such Seller) have been fulfilled.

7.4          Transaction Agreements. Each of the Company, Sellers and Key Employees shall have executed and delivered each Transaction Agreement to which such Person is a party.

7.5           Conversion. The Company Preferred Stock then-held by Sellers shall have been converted into shares of Company Common Stock pursuant to Article Fourth, Section B.4.1.1 of the Charter.

7.6           Amended and Restated Charter. The Company shall have filed the Amended and Restated Charter with the Secretary of State of Delaware on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

7.7           Amended and Restated Bylaws. The Company shall have adopted the Amended and Restated Bylaws on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

7.8           Secretary’s Certificate. The Secretary of the Company shall have delivered to PNG at the Closing a certificate certifying (i) the Amended and Restated Bylaws, (ii) resolutions of the Board approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and (iii) resolutions of its stockholders approving the Amended and Restated Charter.

7.9           Funds Flow Memorandum. Each of the Sellers and the Company shall have executed and delivered a Funds Flow Memorandum in form and substance mutually agreed in good faith by the parties (the “Funds Flow Memorandum”).

8.            Conditions of the Company’s Obligations at Closing. The obligation of the Company to consummate the transactions contemplated hereby at the Closing is subject to the fulfillment, on or before the Closing, of each of the following conditions:

8.1           Representations and Warranties. The representations and warranties of PNG contained in Section 4 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) as of the date hereof and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of another date, in which case as of such other date).

8.2           Performance. PNG shall have performed and complied with in all material respects all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

8.3           Compliance Certificates. PNG shall deliver to the Company at the Closing a certificate executed by an authorized officer of PNG certifying that the conditions specified in Subsections 8.1 and 8.2 have been fulfilled.

8.4          Transaction Agreements. Each of PNG and its Subsidiaries shall have executed and delivered each Transaction Agreement to which it is a party.

9.            Conditions of Sellers’ Obligations at Closing. The obligation of each Seller to consummate the transactions contemplated hereby at the Closing is subject to the fulfillment, on or before the Closing, of each of the following conditions:

9.1           Representations and Warranties. The representations and warranties of PNG contained in Section 4 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) as of the date hereof and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of another date, in which case as of such other date).

9.2           Performance. PNG shall have performed and complied with in all material respects all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

9.3           Compliance Certificates. PNG shall deliver to Sellers at the Closing a certificate executed by an authorized officer of PNG certifying that the conditions specified in Subsections 9.1 and 9.2 have been fulfilled.

9.4          Transaction Agreements. PNG shall have executed and delivered each Transaction Agreement to which it is a party.

10.          Frustration of Closing Conditions. None of the parties may rely, either as a basis for not consummating the transactions contemplated hereby or for terminating this Agreement, on the failure of any condition set forth in Sections 6, 7, 8 or 9, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

11.         Termination.

11.1        Termination. This Agreement may be terminated at any time prior to the Closing:

(a)             by mutual written consent of the Company, PNG and the Sellers;

(b)            by any of the parties if the Closing shall not have occurred by May 27, 2020 (the “Outside Date”); provided that either PNG or Sellers may, by written notice to the other parties, extend the Outside Date to July 27, 2020 if, as of May 27, 2020, (i) any condition to the Closing set forth in Section 6 shall not have been satisfied and (ii) all of the conditions to the Closing set forth in Sections 7, 8 and 9 shall have been satisfied or waived (other than the conditions that, by their terms, are intended to be satisfied at the Closing, which conditions only need to be capable of being satisfied at the Closing); provided, further, that the right to terminate this Agreement under this Subsection 11.1(b) shall not be available to any party whose action, or failure to fulfill any obligation under this Agreement (including the breach by any such party of any of its representations, warranties or covenants contained in this Agreement) has been the primary cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)             by any party in the event that any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party so requesting termination shall have used its reasonable best efforts, in accordance with Subsection 5.2, to have such order, decree, ruling or other action vacated;

(d)            by PNG if any Seller or the Company shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Section 7 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform; provided that PNG shall not have the right to terminate this Agreement pursuant to this Subsection 11.1(d) if PNG is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach would give rise to the failure of a condition set forth in Section 8 or Section 9; or

(e)             by the Sellers (acting together) or the Company if PNG shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Section 8 (in the case of the Company) or Section 9 (in the case of the Sellers) and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform; provided that no terminating party shall have the right to terminate this Agreement pursuant to this Subsection 11.1(e) if such party is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach would give rise to the failure of a condition set forth in Section 7.

The party seeking to terminate this Agreement pursuant to this Subsection 11.1 (other than Subsection 11.1(a)) shall give prompt written notice of such termination to each other party.

11.2         Effect of Termination. In the event of termination of this Agreement as provided in Subsection 11.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (or any of their respective Related Parties) except (a) for the provisions of Subsection 5.3(b) relating to confidentiality, Subsection 5.5 relating to public announcements, Subsection 12.7 and Subsection 12.8 relating to fees and expenses, Subsection 12.6 relating to notices, Subsection 12.2 relating to third-party beneficiaries, Subsection 12.3 relating to governing Law, jurisdiction and waiver of jury trial and this Subsection 11.2 and (b) that nothing herein shall relieve any party from liability for any Fraud or willful breach of this Agreement.

12.           Miscellaneous.

12.1         Survival.

(a)            Except in the event of Fraud by the Company or any Seller against PNG, or by PNG against the Company or any Seller, and without limiting any recourse that may be available to PNG under the R&W Policy, the representations and warranties of the Company, the Sellers and PNG contained in or made pursuant to this Agreement and the other Transaction Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall terminate upon, and not survive, the Closing. In furtherance of the foregoing, (i) PNG hereby acknowledges and agrees that, upon the Closing and except with respect to the Company or any Seller, in the event of a claim by PNG of Fraud by the Company or such Seller against PNG with respect to any representations and warranties of such Person contained in this Agreement, PNG’s sole and exclusive remedy with respect to the representations and warranties of the Company and the Sellers contained in this Agreement shall be limited to any recourse available under the R&W Policy and PNG hereby waives any and all recourse that may otherwise be available against the Company or any Seller, whether under contract, tort or any other theory of recovery for any Losses arising from or relating to a breach of the representations and warranties of the Company and the Sellers and (ii) the Company and each Seller hereby acknowledge and agree that, upon the Closing and except for Fraud by PNG against the Company or any Seller (as applicable) with respect to any representations and warranties of PNG contained in this Agreement made to such Person, they shall have no recourse whatsoever. In the event of Fraud on the part of any Seller or the Company in the making of any of its representations or warranties, if PNG pursues a recovery for any such Losses from such Seller or the Company, as applicable, PNG shall also be required to use commercially reasonable efforts to seek full recovery of such Losses under the R&W Policy if and to the extent such Losses are covered by the R&W Policy. In no event shall PNG be entitled to receive recovery of all or any portion of any such Losses referred to in the preceding sentence more than once. No Person shall be liable for the Fraud of any other Person.

(b)            Each of the covenants and agreements made in this Agreement shall survive the Closing in accordance with its terms.

12.2         Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of each other party, and any such assignment without such prior written consent shall be null and void. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, PNG shall be entitled to designate one or more of its Subsidiaries as of the Closing to acquire and hold the Purchased Shares in partial or full replacement of PNG, it being understood and agreed that no such assignment shall relieve PNG of its obligations under this Agreement.

12.3         Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a)            This Agreement and all Actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to any Laws or principles thereof that would result in the application of the Laws of any other jurisdiction. The parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.

(b)            Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, the United States District Court for the District of Delaware (or, if such court shall not have jurisdiction, any state court in the state of Delaware), and any appellate court from any appeal thereof, in any Action arising out of or relating to this Agreement or the Transaction Agreements or the transactions contemplated hereby or thereby, and each party hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such other courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Court of Chancery of the State of Delaware or such other courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Court of Chancery of the State of Delaware or such other courts. Each party agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to service of process in the manner provided for notices in Subsection 12.6. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SUBSECTION 12.3(C).

12.4         Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.5         Interpretation.

(a)           Unless the context of this Agreement otherwise requires:

(i)            (A) words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Subsection,” “Annex,” “Exhibit,” “Schedule,” and “Disclosure Schedule” refer to the specified Article, Section, Subsection, Annex, Exhibit, Schedule or Disclosure Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (F) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (G) the word “or” shall be disjunctive but not exclusive; (H) the terms “ordinary course,” “ordinary course of business” or words of similar import shall be deemed to be followed by the term “consistent with past practice” and (I) the word “from” (when used in reference to a period of time) means “from and including” and the word “through” (when used in reference to a period of time or an enumeration of provisions of this Agreement) means “through and including”;

(ii)            references to any federal, state, local, or foreign Law shall be to that Law as amended, modified or supplemented from time to time; and

(iii)            references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Entity, to any Person succeeding to its functions and capacities.

(b)           The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. The parties acknowledge that each party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action may be deferred until the next business day.

(d)           The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e)           The terms “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(f)           All monetary figures shall be in United States dollars unless otherwise specified.

(g)           The phrases “furnished,” “provided,” “delivered” or “made available” or words of similar import when used with respect to information or documents means that such information or documents have been (i) physically or electronically delivered to the relevant party not later than one (1) day prior to the date hereof, (ii) made electronically available to PNG pursuant to the datasite established by the Company for purposes of due diligence with respect to the Company and its Subsidiaries and their respective businesses in connection with the transactions contemplated hereby or (iii) solely with respect to information made available by or on behalf of PNG, made publicly available in any form, report, Schedule, statement or other document filed or furnished by PNG with the SEC since January 1, 2018 and not later than one (1) day prior to the date hereof.

12.6         Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications with the Key Persons shall be sent to their respective addresses set forth on Schedule A or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 12.6. All communications with all other parties shall be sent to their respective addresses set forth below or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 12.6.

(a)          If notice is given to the Company:

Barstool Sports, Inc.

333 7th Ave,

New York, NY 10001

Attention: Erika Nardini, nardini@barstoolsports.com

with a copy of any such notice sent to (which shall not constitute notice):

Greenberg Glusker Claman Fields & Machtinger LLP

1900 Avenue of the Stars

22nd Floor

Los Angeles, CA 90067

Attention: Katy Spillers, kspillers@ggfirm.com

(b)            If notice is given to PNG:

Penn National Gaming, Inc.

825 Berkshire Boulevard, Suite 200

Wyomissing, Pennsylvania 19610

Attention: Carl Sottosanti, General Counsel,

Carl.Sottosanti@pngaming.com

with a copy of any such notice sent to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Daniel A. Neff, DANeff@wlrk.com

Zachary S. Podolsky, ZSPodolsky@wlrk.com

(c)          If notice is given to the TCG Parties:

TCG Digital Sports, LLC

TCG XII, LLC

c/o The Chernin Group, LLC

12180 Millennium Drive, Suite 500

Playa Vista, CA 90094

Attention: Corporate Legal Department,

corporate.legal@cherninent.com

with a copy of any such notice sent to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071

Attention: Bradford P. Weirick,

BWeirick@gibsondunn.com

12.7         Fees and Expenses. Except as otherwise provided herein or as provided in the other Transaction Agreements, all fees and expenses (including, for the avoidance of doubt, any sales, use, transfer, real property transfer, registration, documentary, stamp, value added or similar Taxes) incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

12.8         Attorneys’ Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

12.9         Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only by a written instrument executed by each party hereto.

12.10       Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

12.11       Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

12.12       Entire Agreement. This Agreement (including the Company Disclosure Schedule, the Exhibits and the Schedules hereto), the Amended and Restated Charter, the other Transaction Agreements and the Confidentiality Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

12.13       Specific Performance.

(a)            Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)            The parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated hereby) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, it is agreed that each party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other party, a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and any further equitable relief, in each case in accordance with Subsection 12.3, this being in addition to any other remedy to which such party entitled under the terms of this Agreement at law or in equity.

(c)            The parties’ rights in this Subsection 12.13 are an integral part of the transactions contemplated hereby and each party hereby waives any objections to any remedy referred to in this Subsection 12.13 (including any objection on the basis that there is an adequate remedy at law or that an award of such remedy is not an appropriate remedy for any reason at law or equity). For the avoidance of doubt, each party agrees that there is not an adequate remedy at law for a breach of this Agreement by any party. In the event any party seeks any remedy referred to in this Subsection 12.13, such party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

COMPANY:

BARSTOOL SPORTS, INC.

By:	/s/ Erika Nardini
Name:	Erika Nardini
Title:	Chief Executive Officer

SELLERS:

TCG XII, LLC

By:	/s/ Jesse Jacobs
Name:	Jesse Jacobs
Title:	Authorized Signatory

TCG DIGITAL SPORTS, LLC

By:	/s/ Jesse Jacobs
Name:	Jesse Jacobs
Title:	Authorized Signatory

DANIEL KATZ

/s/ Daniel Katz

DAVID PORTNOY

/s/ David Portnoy

ERIKA NARDINI

/s/ Erika Nardini

[Signature Page to Stock Purchase Agreement]

PNG:

PENN NATIONAL GAMING, INC.

By:	/s/ Chris Rogers
Name:	Chris Rogers
Title:	Senior Vice President and Chief Strategy Officer

[Signature Page to Stock Purchase Agreement]

EXHIBITS

Schedule A	PURCHASED SHARES

Exhibit A	STATEMENT WITH RESPECT TO SHARES

Exhibit B	AMENDED AND RESTATED CHARTER

Exhibit C	AMENDED AND RESTATED BYLAWS

Exhibit D	COMMERCIAL RELATIONSHIP AGREEMENT

Exhibit E	STOCKHOLDERS AGREEMENT

Exhibit F	R&W POLICY

Exhibit G	INVESTOR LINE OF CREDIT TERMS

Exhibit H	CASH INCENTIVE PROGRAM

Exhibit I	CONFIDENTIAL AND NON-BINDING EQUITY PROPOSAL